UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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☐ Soliciting Material Pursuant to §240.14a-12

FEI COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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5350 NE Dawson Creek Drive
Hillsboro, Oregon 97124-5793

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On May 11, 2006

To the Shareholders of FEI Company:

Notice is hereby given that the Annual Meeting of Shareholders of FEI Company, an Oregon corporation, will be held on Thursday, May 11, 2006, at 9:00 a.m. local time, at our corporate headquarters located at 5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124-5793. The purposes of the annual meeting will be:

1.     To elect members of the FEI Board of Directors to serve for the following year and until their successors are duly elected and qualified;

2.     To consider and vote on a proposal to amend the 1995 Stock Incentive Plan to (i) increase the number of shares of our common stock reserved for issuance under the plan from 8,000,000 to 9,000,000; (ii) change the terms of the automatic awards for non-employee members of our board of directors; and (iii) permit awards granted thereunder to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code; and

3.     To transact such other business as may properly come before the meeting or at any and all postponements or adjournments of the meeting.

Only shareholders of record at the close of business on March 21, 2006 and their proxies will be entitled to vote at the annual meeting and any adjournment or postponement of the meeting. A form of proxy and a proxy statement containing more detailed information about the matters to be considered at the annual meeting accompany this notice. We urge you to give this material your careful attention.

You are respectfully requested to date and sign the enclosed proxy and return it in the postage-prepaid envelope enclosed for that purpose. You may attend the meeting in person even though you have sent in your proxy; retention of the proxy is not necessary for admission to the meeting.

By Order of the Board of Directors:

BRADLEY J. THIES
Secretary

Hillsboro, Oregon
April 7, 2006

Your vote is important.
To vote your shares, please complete, sign, date
and mail the enclosed proxy card
promptly in the enclosed return envelope.

FEI COMPANY

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS

To Be Held On May 11, 2006

This document is being furnished to FEI shareholders as part of the solicitation of proxies by the FEI Board of Directors for use at the Annual Meeting of Shareholders to be held on Thursday, May 11, 2006 at 9:00 a.m. local time, at 5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124-5793. This proxy statement and the enclosed form of proxy were first mailed to shareholders of record on or about April 7, 2006.

Any person whose proxy is solicited by this proxy statement will be provided, upon request, with an additional copy, without charge, of our 2005 Annual Report on Form 10-K. If you would like additional copies of our 2005 Annual Report on Form 10-K, please contact Jeanne Johnston at (503) 726-7500.

Information Concerning Solicitation and Voting

Purposes of the Annual Meeting

The purposes of the annual meeting are:

1.               To elect members of the FEI Board of Directors to serve for the following year and until their successors are duly elected and qualified;

2.               To consider and vote on a proposal to amend the 1995 Stock Incentive Plan to (i) increase the number of shares of our common stock reserved for issuance under the plan from 8,000,000 to 9,000,000; (ii) change the terms of the automatic awards for non-employee members of our board of directors; and (iii) permit awards granted thereunder to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code; and

3.               To transact such other business as may properly come before the meeting or at any and all postponements or adjournments of the meeting.

Voting and Solicitation

We will bear the cost of soliciting proxies for the annual meeting. In addition to soliciting proxies by mail, proxies may be solicited personally or by telephone, facsimile or other means of communication by our directors, officers and employees. These persons will not specifically be compensated for these activities, but they may be reimbursed for reasonable out-of-pocket expenses in connection with this solicitation. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by these persons. We will reimburse these brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with this solicitation.

Quorum

A majority of the outstanding shares of our common stock must be present in person or by proxy as necessary to constitute a quorum for the annual meeting.

The shareholders present at the annual meeting may continue to transact business until adjournment, notwithstanding the subsequent withdrawal of enough shareholders to leave less than a quorum or the refusal of any shareholder present in person or by proxy to vote or participate in the annual meeting. If the annual meeting is adjourned for any reason, the approval of the proposals may be considered and voted upon by shareholders at the subsequent reconvened meeting. All proxies will be voted in the same manner as they would have been voted at the original meeting except for any proxies that have been properly withdrawn or revoked.

Vote Required

The following table shows the vote required to approve each proposal.

Proposal	Vote Required
Election of Directors	The directors are elected by a plurality of the votes cast. The Oregon statutory term “plurality” means that the nine director nominees who receive the most votes will be elected.

Amendments to the 1995 Stock Incentive Plan	A majority of the votes cast must vote in favor of the proposal.

Record Date and Shares Outstanding

The Board of Directors has fixed the close of business on March 21, 2006 as the record date to determine the shareholders entitled to receive notice of and to vote at the annual meeting. Each holder of common stock on the record date is entitled to one vote per share held on all matters properly presented at the annual meeting. Common stock is our only outstanding authorized voting security and it does not have cumulative voting rights. As of the close of business on March 21, 2006, there were 33,901,661 shares of common stock outstanding and entitled to vote, held by 107 holders of record. All votes on the proposals set forth below will be taken by ballot.

Abstentions and Broker Non-Votes

Abstentions and broker non-votes (the submission of a proxy by a broker or nominee specifically indicating the lack of discretionary authority, or lack of direction as how to vote on a matter) will be counted as present for purposes of determining the presence or absence of a quorum for the transaction of business at the meeting. Abstentions and broker non-votes will have no effect on the voting for Proposal 1. Regarding Proposal 2, broker non-votes will have no effect thereon because they are not deemed votes cast and abstentions will have the same effect as a “no” vote.

Revocability of Proxies

Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. The proxy may be revoked by:

•                  filing a written notice of revocation dated after the date of the proxy with our Secretary, Bradley J. Thies, in care of FEI Company at 5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124-5793, at or before the vote at the annual meeting;

•                  signing a later dated proxy relating to the same shares and delivering it to our Secretary before the annual meeting; or

•                  attending the annual meeting and voting in person.

If a broker, bank or other nominee holds your shares, you must contact them in order to find out how to change your vote.

Attendance at the annual meeting will not in and of itself constitute a revocation of a proxy. All executed, timely and unrevoked proxies will be voted at the annual meeting in accordance with the shareholder’s instructions. Executed proxies without instructions will be voted “FOR” each of the director nominees and “FOR” approval of Proposal 2.

Discretionary Authority

While the notice of annual meeting provides for transaction of such other business as may properly come before the meeting, the Board of Directors has no knowledge of any matters to be presented at the meeting other than those referred to herein. The enclosed proxy, however, gives authority to the proxy holders to vote in their discretion if any other matters are presented.

Shareholder Proposals - 2007 Annual Meeting

Shareholder proposals must comply with our Amended and Restated Bylaws to be brought before our shareholders at a shareholder meeting. Under our Amended and Restated Bylaws, a shareholder must give advance notice to our Secretary of any business that the shareholder wishes to bring before the annual meeting, including nominations of candidates for our Board. To be timely, the notice must be received by our Secretary at least 90 days in advance of the anniversary of the preceding year’s annual meeting or at least 45 days in advance of the first anniversary date of the mailing of our proxy statement for the previous year’s annual meeting, whichever is earlier. In order to be brought before our 2007 annual meeting, therefore, shareholder proposals must be received by our Secretary no later than February 10, 2007. With respect to a shareholder’s proposal, including proposals for the nomination of a candidate for our Board, the shareholder notice to the Secretary must contain certain information as set forth in our Amended and Restated Bylaws.

Inclusion of Shareholder Proposals in Our Proxy Statement

In addition, to be included in our proxy statement for the 2007 annual meeting, shareholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and be received by our Secretary no later than December 8, 2006 (120 days in advance of the first anniversary date of the mailing of our proxy statement for the previous year’s annual meeting). Shareholders may nominate individuals for election to the Board, but such nominations (as distinguished from shareholder recommendations for directors discussed in the section titled “Shareholder Recommendations for Directors”) are not considered shareholder proposals within the meaning of Rule 14a-8 and will not be included in our proxy. For more information regarding shareholder nominations of directors, please see the section below titled “Shareholder Nominations of Directors.”

For additional information regarding shareholder proposals to be brought before our annual meeting or to be included in our proxy statement, please see our Amended and Restated Bylaws.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

All of our directors are elected at each annual meeting to serve until their successors are duly elected and qualified, or their earlier death, resignation or removal. If any of the nominees for director at the annual meeting becomes unavailable for election for any reason (none being presently known), the proxy holders will have discretionary authority to vote, pursuant to the proxy, for a suitable substitute or substitutes.

The Board, upon the recommendation of the Nominating and Governance Committee, has nominated the persons named in the following table for election as directors:

Name	Position	Age(1)	Director Since
Michael J. Attardo	Director	64	1999
Lawrence A. Bock	Director	46	2004
Wilfred J. Corrigan	Director	68	2002
Thomas F. Kelly	Director	53	2003
William W. Lattin	Director	65	1999
Jan C. Lobbezoo	Director	59	1999
Gerhard H. Parker	Director	62	2001
James T. Richardson	Director	58	2003
Donald R. VanLuvanee	Director	61	1995

(1) As of March 1, 2006.

Each of these nominees is presently serving on our Board. The Board has determined that each of the directors, except Mr. Lobbezoo, qualifies as an independent director under the Nasdaq Stock Market listing standards. There are no family relationships among our executive officers and directors.

Certain biographical information is as follows:

Michael J. Attardo has served as a director of FEI since April 1999. Dr. Attardo has been retired since 1999. From 1992 to 1999, Dr. Attardo was Senior Vice President and General Manager of International Business Machines Corporation’s (“IBM”) Microelectronics Division. Dr. Attardo enjoyed more than 30 years of experience in engineering, management and development at IBM. Prior to serving as General Manager of the Microelectronics Division, Dr. Attardo was General Manager of the Manufacturing and Process Development Division of IBM. He serves as a member of the board of directors of the Semiconductor Industries Association and the Engineering Council of the Columbia University School of Engineering and Applied Science. He also serves on the joint industry-government Semiconductor Technology Council for the United States Department of Defense. Dr. Attardo holds a B.A. from Queens College and a B.S., M.S. and Ph.D. from Columbia University.

Lawrence A. Bock became a director in December 2004. Since September 2005, Mr. Bock has been a Special Limited Partner with Lux Ventures II, a venture capital firm focused on making early-stage investments in nanotechnology. Concurrently and since March 2004, Mr. Bock has been Executive Chairman of Nanosys, Inc., a nanotechnology platform and product development company. Mr. Bock also has been a General Partner of CW Ventures, a venture capital management firm focused on seed-stage start-ups in the life and physical sciences since 1999. Mr. Bock has more than twenty years’ experience in leadership in the life sciences and nanotechnology industries and has co-founded over a dozen companies and served as chief executive officer of six. He is a member of the President’s Export Council Subcommittee on Export Administration and a member of the Blue Ribbon Task Force on nanotechnology. Mr. Bock also serves on the Advisory Board and Technology Advisory Board of the NanoBusiness Alliance as well as the Advisory Board of the Faculty of Chemistry of the University of California, Berkeley. Mr. Bock received his B.A. in Biochemistry from Bowdoin College and his M.B.A. from University of California, Los Angeles.

Wilfred J. Corrigan has served as a director of FEI since May 2002. Since June 2005, Mr. Corrigan has served as Chairman of LSI Logic Corporation, a leader in the design, development, manufacture and marketing of complex, high-performance integrated circuits and storage systems. Mr. Corrigan was the principal founder of LSI Logic and from 1981 to June 2005 served as its Chief Executive Officer and Chairman of the Board of Directors. Mr. Corrigan also serves on the board of directors of several privately held corporations. Mr. Corrigan holds a B.S. degree in Chemical Engineering from the Imperial College of Science in London, England.

Thomas F. Kelly has served as a director of FEI since September 2003. Mr. Kelly has been Chief Executive Officer of Encentuate, Inc., an enterprise software company, since January 2006. From September 2004 until December 2005, Mr. Kelly was an entrepreneur-in-residence with Trident Capital, a venture capital firm. From January 2001 to September 2004, Mr. Kelly was Chairman and Chief Executive Officer of BlueStar Solutions, Inc., an enterprise resource planning software hosting company. From July 1998 through December 2000, Mr. Kelly was Chairman and Chief Executive Officer of Blaze Software, Inc., a provider of rules-based e-business software that enabled personalized interaction across an enterprise’s electronic contact points. From March 1996 through March 1998, Mr. Kelly was employed at Cirrus Logic, Inc., a provider of digital audio, video and high performance analog and mixed signal integrated circuits for consumer entertainment and industrial applications, as Executive Vice President and Chief Financial Officer, and then subsequently as Chief Operating Officer. Mr. Kelly also serves on the board of directors of Epicor Software Corporation, an enterprise software company. Mr. Kelly holds a B.S. degree in Economics from Santa Clara University.

William W. Lattin has served as a director of FEI since April 1999. Since 2002, Dr. Lattin has served as the President of Lattin Enterprises, a firm that invests in development-stage technology companies. Dr. Lattin was the Executive Vice President of Synopsys, Inc., a leading supplier of electronic design automation software to the global electronics industry, from October 1994 until October 1999. From 1986 to 1994, Dr. Lattin was Chief Executive Officer of Logic Automation. Dr. Lattin was Vice President of the Systems Group at Intel Corporation from 1975 to 1986. Dr. Lattin serves on the board of directors of Merix Corporation, a manufacturer of technologically advanced electronic interconnect solutions for use in sophisticated electronic equipment and RadiSys Corporation, a provider of advanced embedded solutions for the service provider, commercial and enterprise systems markets. Dr. Lattin also sits on the board of directors of several privately held companies. Dr. Lattin holds a Ph.D. degree in Electrical Engineering from Arizona State University and M.S.E.E. and B.S.E.E. degrees from the University of California, Berkeley.

Jan C. Lobbezoo has served as a director of FEI since July 1999. Mr. Lobbezoo is currently the Executive Vice President of Philips International B.V. with responsibility for financial oversight of several minority shareholdings of Koninklijke Philips Electronics N.V. and its affiliates (“Philips”). From May 1994 to September 2005, Mr. Lobbezoo was Executive Vice President and Chief Financial Officer of Philips Semiconductors International B.V., an affiliate of Philips. He joined Philips in 1970 and has served in a number of finance and control positions in Nigeria, South Africa and Scandinavia, as well as in the Netherlands. Mr. Lobbezoo serves on the board of directors of Taiwan Semiconductor Manufacturing Co., Ltd., an integrated circuit foundry. Mr. Lobbezoo holds an M.A. degree in Business Economics from Erasmus University in Rotterdam, Netherlands.

Gerhard H. Parker has served as a director of FEI since July 2001. Dr. Parker has been retired since 2001. Dr. Parker held a variety of positions at Intel Corporation from 1969 to 2001, where he served most recently, from 1999 to 2001, as Executive Vice President of the New Business Group. During his tenure at Intel, Dr. Parker also served as Senior Vice President of the company’s Technology and Manufacturing Group from 1989 to 1999, where he managed worldwide manufacturing. Dr. Parker serves on the board of directors of Applied Materials, Inc., a supplier of products and services to the semiconductor industry and of Lattice Semiconductor Corporation, which designs, develops and markets programmable logic devices and related software. Dr. Parker holds B.S.E.E., M.S.E.E. and Ph.D. degrees from the California Institute of Technology.

James T. Richardson has been a director of FEI since July 2003. Since 2001 Mr. Richardson has served as a director of and consultant to technology companies. From 1998 to 2001, Mr. Richardson was the Senior Vice President and Chief Financial Officer of WebTrends Corp., an enterprise website monitoring and analytics software company. From 1994 to 1998, he was Senior Vice President, Corporate Operations and Chief Financial Officer at Network General Corporation, a software-based fault and performance solution provider for managing computer networks. Mr. Richardson currently serves as a member of the board of directors of Digimarc Corporation, a supplier of secure personal identification systems. Mr. Richardson also is a board member of a privately held security software firm. He is a director of the Oregon Historical Society and a Trustee of Lewis & Clark College. Mr. Richardson received a B.A. degree in Finance and Accounting from Lewis & Clark College, an M.B.A. degree from the University of Portland and a J.D. degree from the Lewis & Clark Law School. He graduated from Stanford Directors’ College in 2001 and is both a C.P.A. and attorney in Oregon.

Donald R. VanLuvanee has served as a director of FEI since November 1995. Mr. VanLuvanee has been retired since 2002. From 1992 to 2002, Mr. VanLuvanee was President, Chief Executive Officer and a director of Electro Scientific Industries, Inc., a provider of high technology manufacturing equipment to the global electronics market. Mr. VanLuvanee serves as a director of Micro Component Technology, Inc., a semiconductor equipment manufacturing company. Mr. VanLuvanee holds B.S.E.E. and M.S.E.E. degrees from Rensselaer Polytechnic Institute.

On April 3, 2006, we announced that Vahé A. Sarkissian has stepped down as our Chairman of the Board, President and Chief Executive Officer and will be leaving the company. Mr. Sarkissian has indicated that he will be resigning as a director of the company effective immediately prior to the 2006 Annual Meeting of Shareholders, to be held on May 11, 2006. As a result, Mr. Sarkissian’s name does not appear on the slate of director nominees.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Our Board met seven times during 2005. During 2005, the following directors attended fewer than 75% of the meetings of the Board of Directors and any committees of which the director was a member: Messrs. Bock, Corrigan and VanLuvanee. Throughout 2005, the standing committees of our Board of Directors were the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Our Board of Directors has determined that all of our standing committees consist only of independent directors as prescribed by the rules and regulations of Nasdaq and the Securities and Exchange Commission, including Rule 10A-3(b)(1) under the Exchange Act related to audit committee member independence.

On April 3, 2006, in connection with Vahé A. Sarkissian’s departure, our Board of Directors formed an executive search committee to find a successor. The committee consists of Lawrence A. Bock, Thomas F. Kelly, Jan C. Lobbezoo and Gerhard H. Parker, each an independent director of the company.

The Board encourages attendance of board members at our annual meeting. For the 2005 annual meeting, three directors attended, Mr. Sarkissian and Drs. Lattin and Parker.

Audit Committee

The Audit Committee’s responsibilities and authorities include, but are not limited to, responsibilities and authorities concerning the following general categories: (i) processes, controls and risk management; (ii) engaging and reviewing the work of the independent registered public accountants; and (iii) reports submitted to the Securities and Exchange Commission and other disclosure made by us.

During 2005, the Audit Committee consisted of Michael J. Attardo, Thomas F. Kelly and James T. Richardson (Chair). The Audit Committee met thirteen times in 2005.

The Audit Committee charter was amended and restated on January 28, 2004 and was attached to our proxy statement for our 2004 annual meeting as Appendix A. The Audit Committee charter is also available on our website, free of charge, at www.feicompany.com. You can also obtain a copy of the charter, free of charge, by writing to us at FEI Company, 5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124-5793.

Compensation Committee

The Compensation Committee determines compensation for our executive officers administers our stock incentive plans and employee share purchase plan and addresses general compensation issues for us. During 2005, the Compensation Committee consisted of Wilfred J. Corrigan, Gerhard H. Parker (Chair) and Donald R. VanLuvanee. The Compensation Committee met four times in 2005.

The Compensation Committee charter, which was amended and restated on January 28, 2004, is available on our website, free of charge, at www.feicompany.com. You can also obtain a copy of the charter, free of charge, by writing to us at FEI Company, 5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124-5793.

Nominating and Governance Committee

The Nominating and Governance Committee reviews qualifications and makes recommendations to the Board of Directors concerning nominees to the Board and committee appointments. The committee also oversees governance matters and Board membership. During 2005, the Nominating and Governance Committee consisted of Wilfred J. Corrigan, William W. Lattin (Chair) and Gerhard H. Parker. The Nominating and Governance Committee met four times in 2005.

The charter governing operation of the Nominating and Governance Committee, which was adopted in May 2003, is available on our website, free of charge, at www.feicompany.com. You can also obtain a copy of the charter, free of charge, by writing to us at FEI Company, 5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124-5793.

Nominees for election at the 2006 annual meeting are all currently directors and were originally recommended to our Board by various sources, including our outside directors, advisors and other referral sources.

QUALIFICATIONS AND RECOMMENDATION OF DIRECTORS

The Nominating and Governance Committee evaluates and identifies candidates that it selects, or recommends to the Board of Directors for selection, as director nominees. In evaluating director candidates, the Nominating and Governance Committee may retain third party search firms to identify such candidates.

In order to evaluate and identify director candidates, the Nominating and Governance Committee considers the suitability of each director candidate, including the current members of the Board, in light of the current size, composition and current perceived needs of the Board. As set forth in more detail in the Nominating and Governance Committee’s charter, the Nominating and Governance Committee seeks highly qualified and experienced candidates and considers many factors in evaluating such candidates, including, but not limited to, issues of character, judgment, independence, background, age, expertise, diversity of experience, length of service and other commitments. The Nominating and Governance Committee does not assign any particular weight or priority to any of these factors.

The Nominating and Governance Committee may review director candidates solely by reviewing information provided to it or also through discussions with persons familiar with the candidate, an interview with the candidate or other actions that the Nominating and Governance Committee deems proper. After such review and consideration, the Nominating and Governance Committee selects, or recommends that the Board select, the slate of director nominees, either at a meeting of the Nominating and Governance Committee at which a quorum is present or by unanimous written consent of the Nominating and Governance Committee.

SHAREHOLDER RECOMMENDATIONS FOR DIRECTORS

Shareholders who have held at least 10,000 shares or more of our common stock for at least a twelve-month period may make recommendations to the Nominating and Governance Committee for potential Board members as follows:

•                  The recommendation must be made in writing to FEI Company, Attention: Secretary, 5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124-5793.

•                  The recommendation must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and FEI within the last three years and evidence of the recommending person’s ownership of FEI common stock.

•                  The recommendation shall also contain a statement from the recommending shareholder in support of the candidate; professional references, particularly those that pertain to characteristics relevant to board membership, including issues of character, judgment, diversity, age, independence, expertise, corporate experience, length of service, other commitments and the like; and personal references.

•                  A statement from the shareholder nominee indicating that such nominee wants to serve on the Board and could be considered “independent” under the Rules and Regulations of Nasdaq and the Securities and Exchange Commission (“SEC”), as in effect at that time.

SHAREHOLDER NOMINATIONS OF DIRECTORS

Our Amended and Restated Bylaws provide that nominations for election to the Board may be made only by the Board or a Board committee, or by any shareholder of record entitled to vote in the election of directors at the meeting. A shareholder who wishes to make a nomination must give written notice, by personal delivery or mail, to the Secretary of FEI Company. In the case of an annual meeting, the notice must be received at our principal executive office at the address specified above not less than 90 days prior to the first anniversary of the preceding year’s annual meeting or at least 45 days in advance of the first anniversary date of the mailing of the proxy materials for the prior year’s annual meeting, whichever is earlier. In the case of our 2007 annual meeting, this notice must be received by us no later than February 10, 2007.

To be effective, the notice must set forth all information required by Section 1.11 of our Amended and Restated Bylaws, including, without limitation, the name, age, business address and residence address of each person being nominated, the principal occupation, or employment of such person, the class and number of shares of capital stock beneficially owned by the person and all other information relating to such person that is or would be required to be disclosed in a solicitation of proxies pursuant to the rules and regulations under the Securities Exchange Act of 1934, as amended. In addition, certain information must be provided about the shareholder or shareholder group making a nomination as detailed in Section 1.11 of our Amended and Restated Bylaws. Finally, a shareholder or shareholder group making a nomination must comply with all applicable requirements of the Exchange Act, including providing a nominee’s consent to being named in a proxy statement and to serve as a director if elected.

SHAREHOLDER COMMUNICATIONS WITH DIRECTORS

Our shareholders may contact our Board via electronic mail at bod@feico.com or via regular mail at c/o FEI Company, 5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124-5793.

DIRECTOR COMPENSATION

Effective October 19, 2005, a new cash compensation structure for our non-employee directors was approved. Under the new structure, which became effective January 1, 2006, our non-employee directors will receive the following as applicable:

•                  an annual board retainer of $25,000, paid in quarterly installments;

•                  board meeting fees of $1,500 per meeting, whether attended in-person or by phone;

•                  committee meeting fees of $1,000 per meeting, whether attended in-person or by phone;

•                  annual committee chair retainers, paid in quarterly installments as set forth below;

Audit Committee	$10,000
Compensation Committee	$5,000
Nominating and Governance Committee	$3,000

•                  an annual lead director retainer of $10,000, paid in quarterly installments (and unchanged from 2005).

Under our 1995 Stock Incentive Plan, we presently grant each new non-employee director a non-statutory option to purchase 15,000 shares of our common stock when the individual becomes a director. In addition, each non-employee director is automatically granted an annual non-discretionary, non-statutory option to purchase 7,500 shares of our common stock on the date of our Board meeting which directly follows the annual meeting.

If Proposal 2 is approved at this annual meeting, each new non-employee director will receive 5,000 restricted stock units instead of an option to purchase 15,000 shares of our common stock upon becoming a director and 2,500 restricted stock units instead of an option to purchase 7,500 shares of our common stock on the date of our Board meeting which directly follows the annual meeting.

For 2005 service, cash compensation was paid to our non-employee directors as follows:

•                  a $15,000 annual retainer;

•                  a $10,000 additional annual retainer for membership on the Audit Committee(1);

•                  a $5,000 additional annual retainer for membership on the Compensation or Nominating and Governance Committee(1);

•                  a $2,500 additional annual retainer for serving as a committee chair;

•                  a $10,000 additional annual retainer for serving as the Lead Director;

•                  a per Board meeting attendance fee of $1,000 whether attended in person or by phone; and

•                  a per committee meeting attendance fee of $1,000 whether attended in person or by phone.

All annual retainers are paid in quarterly installments.

(1)          If a director serves on more than one committee, the annual additional retainer for service on the additional committee(s) is $2,500 per additional committee.

All directors were reimbursed in 2005 for reasonable expenses incurred in attending meetings.

Fees paid to and options granted to the non-employee directors for 2005 service were as follows:

Name	Cash Compensation	Number of Options Granted
Michael J. Attardo	$42,000	7,500
Lawrence A. Bock	20,000	7,500
Wilfred J. Corrigan	32,500	7,500
Thomas F. Kelly	43,000	7,500
William W. Lattin	38,500	7,500
Jan C. Lobbezoo	22,000	7,500
Gerhard H. Parker	40,062	7,500
James T. Richardson	52,500	7,500
Donald R. VanLuvanee	29,038	7,500

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board recommends that the shareholders vote FOR the slate of nominees named in this proxy statement.

PROPOSAL NO. 2
AMENDMENTS TO 1995 STOCK INCENTIVE PLAN

We maintain our 1995 Stock Incentive Plan for the benefit of our employees, officers and directors and others who provide services to FEI. The Board believes the availability of stock incentives is an important factor in our ability to attract and retain experienced and competent employees and to provide an incentive for them to exert their best efforts on behalf of FEI.

We are asking our shareholders to approve certain amendments to the plan so that we can continue to use the plan to achieve our goals, including the ability to attract and retain employees and encourage stock ownership on the part of our employees, and to receive a federal income tax deduction for certain compensation paid under the plan. Our Board unanimously approved these amendments in February and March 2006, subject to approval of our shareholders at the annual meeting. Approval of the amended plan requires the affirmative vote of a majority of the shares of our common stock that are present in person or by proxy at the annual meeting and entitled to vote on this matter. If the shareholders approve the amended and restated plan, it will replace the current version of the plan. Otherwise, the current version of the plan will remain in effect.

The following is a summary of the amendments being proposed for stockholder approval to the plan:

•                  The shareholders are being asked to approve an increase to the number of shares authorized for issuance under the plan from 8,000,000 shares to 9,000,000 shares, an increase of 1,000,000 shares. The Board believes additional shares will be needed under the plan to provide appropriate incentives to employees, officers, directors and other eligible individuals.

•                  The shareholders are being asked to approve an amendment to replace our current automatic option grants to non-employee directors with restricted stock unit (“RSU”) awards. Specifically, if approved, the amended plan will provide for an automatic grant to each new non-employee director upon becoming a non-employee director of 5,000 RSUs instead of an option to purchase 15,000 shares of our common stock. In addition, each non-employee director will receive an annual automatic grant of 2,500 RSUs instead of an option to purchase 7,500 shares of our common stock on the date of our Board meeting which directly follows the annual meeting, provided that such non-employee director continues to serve in such capacity as of such date. The RSUs will vest 25% per year over a four-year period. We expect that, in the future, RSU awards will be a key element of equity-incentive compensation programs and changing the equity compensation of non-employee directors from option grants to RSUs is consistent with this expectation.

•                  The shareholders are being asked to approve an amendment to the plan to permit future awards under the plan to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) of the Code limits the federal income tax deductibility of compensation paid to our Chief Executive Officer and to each of our four other most highly compensated executive officers to $1 million in any one year. However, we may deduct compensation in excess of that amount if it qualifies as “performance-based compensation,” as defined in Section 162(m). As amended and restated, the plan is designed to qualify awards under Section 162(m) as performance-based compensation, so that we may receive a federal income tax deduction for performance-based awards to our executive officers even if an executive’s compensation exceeds $1 million in that year. In order for future awards under the plan to qualify as performance-based compensation, shareholders must approve the changes to the plan that specify the types of performance criteria that may be used as goals under the plan and limit the number of securities and/or the dollar amount of awards that may be granted to any individual in any fiscal year.

We are not proposing to amend the plan in any other way.

FEI believes strongly that the approval of the amendments to the Plan is essential to FEI’s continued success. FEI’s employees are its most valuable assets. Stock options and other awards such as those provided under the amended and restated plan are important to FEI’s ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which FEI must compete. Such awards also are crucial to our ability to motivate employees to achieve FEI’s goals. For the reasons stated above, the shareholders are being asked to approve the amended and restated plan.

The following paragraphs provide a summary of the principal features of the plan and its operation. The plan is set forth in its entirety as Appendix A to this Proxy Statement. The following summary is qualified in its entirety by reference to the plan. We urge you to carefully consider and approve the amended and restated plan.

Description of the 1995 Stock Incentive Plan

General

The purpose of the plan is to enable FEI to attract and retain the services of (i) select employees, officers and (ii) select non-employee agents, consultants, advisors, persons involved in the sale or distribution of the Company’s products and independent contractors of FEI or any subsidiary. We will provide these incentives through the grant of stock options, stock appreciation rights (“SARs”), stock bonuses, restricted stock, RSUs, cash bonus rights and performance units.

Eligibility

Eligible participants include employees, officers and directors of FEI non-employee agents, consultants, advisors, persons involved in the sale or distribution of FEI’s products and independent contractors of FEI or any subsidiary also are eligible to participate in the plan. As of March 21, 2006, there were approximately 1,600 individuals eligible to participate. As of that date we had approximately 525 employees and directors participating in the plan and no participants from any of the other eligible groups of participants.

Administration

Our Board is authorized to administer the plan and may promulgate rules and regulations for the operation of the plan. The Board has delegated authority to administer the plan to the Compensation Committee. Only our Board, however, may amend, modify or terminate the plan. No options intended to be incentive stock options, however, may be granted for periods that extend beyond January 26, 2015. The Compensation Committee has the power to determine the terms of the awards, including the individuals to whom awards will be made, the amount of the awards, and such other terms and conditions of the awards. Additionally, the Compensation Committee makes all other determinations necessary or advisable for the administration of the plan, including interpreting the plan and any award agreements under the plan. In the case of awards intended to qualify as “performance-based compensation” within the meaning of Section 162(m), the Compensation Committee, which consists of two or more “outside directors” within the meaning of Section 162(m), approves such grants and the performance goals for any performance period. In the case of awards granted to certain executive officers that require the achievement of specified performance goals, following the completion of the performance period, the Compensation Committee will certify, to the extent required by Section 162(m), in writing whether, and to what extent, the performance goals for the performance period have been achieved.

Share Reserve

If the shareholders approve Proposal No. 2, a total of 9,000,000 shares will be reserved for issuance under the plan. As of March 21, 2006, 6,393,796 shares were subject to outstanding awards granted under the plan, and 1,606,204 shares remained available for any new awards to be granted in the future. The shares issued under the plan may be authorized and unissued shares or reacquired shares. If an option, SAR, restricted stock, RSU or performance unit granted under the plan expires, terminates or is cancelled, the unissued shares subject to such option, SAR, restricted stock, RSU or performance unit shall again be available under the plan. If shares sold or awarded as a bonus under the plan are forfeited to FEI or repurchased by FEI, the number of shares forfeited or repurchased shall again be available under the plan.

As amended and restated, the plan contains annual grant limits intended to satisfy Section 162(m). Specifically, the maximum number of shares which could be issued to any one individual in any calendar year pursuant to options and SARs is 250,000, provided that such limit is 200,000 in the individual’s first calendar year of service. The maximum number of shares which could be issued to any one individual in any calendar year pursuant to restricted stock, stock bonuses and RSUs is 75,000. With respect to performance units, an individual may not be granted performance units in any calendar year having an initial value greater than $2.0 million.

Term of Plan

The plan will continue until all shares available for issuance under the plan have been issued and all restrictions on such shares have lapsed. Our Board may suspend or terminate the plan at any time.

Stock Options

The Compensation Committee determines:

•                  the persons to whom options are granted;

•                  the option price;

•                  the number of shares to be covered by each option;

•                  the term of each option;

•                  the times at which options may be exercised; and

•                  whether the option is an incentive stock option or a nonqualified stock option.

The Compensation Committee determines the exercise price of options under the plan, provided that with respect to nonstatutory stock options intended to qualify as “performance-based compensation” within the meaning of Section 162(m) and all incentive stock options, the option price cannot be less than the fair market value of our common stock on the date of grant. If an optionee at the time of grant of an incentive stock option owns stock representing more than 10% of our combined voting power, the option price may not be less than 110% of the fair market value of our common stock on the date of grant. In addition, the plan limits the amount of incentive stock options that may become exercisable under the plan in any year to $100,000 per optionee, based on the fair market value of the stock on the date of grant. No monetary consideration is paid to us upon the granting of options. Currently, no employee may be granted options or SARs under the plan for more than 200,000 shares in connection with the hiring of the employee or 250,000 shares in any subsequent year.

Options granted under the plan generally continue in effect for the term fixed by the Compensation Committee. However, the term of an incentive stock option may not exceed ten years from the date of grant, unless the optionee owns more than 10% of our combined voting power and then the term may not exceed five years. (Historically most option grants have had ten year terms and more recently, seven year terms.) Options are exercisable in accordance with the terms of an option agreement entered into at the time of grant. Options are nontransferable except on the death of a holder. Options may be exercised only while an optionee is employed by or in the service of FEI or a subsidiary or within twelve months following termination of employment or service by reason of death or disability or thirty days following termination for any other reason. In the event of the death of an optionee, all outstanding options held by the optionee will become fully vested. The Compensation Committee may extend the exercise period for any period up to the expiration date of the option and may increase the number of shares for which the option may be exercised up to the total number of shares underlying the option. The purchase price for each share purchased on the exercise of options must be paid in:

•                  cash, including cash that may be the proceeds of a loan from us (other than to executive officers);

•                  shares of our common stock valued at fair market value;

•                  restricted stock;

•                  performance units or other contingent awards denominated in either stock or cash;

•                  deferred compensation credits; or

•                  other forms of consideration, as determined by the Compensation Committee.

Upon exercise of an option, the number of shares subject to the option and the number of shares available under the plan for future option grants are reduced by the number of shares with respect to which the option is exercised.

Automatic Equity Grants to Non-Employee Directors

Presently, each individual who is a non-employee director receives a non-statutory option to purchase 15,000 shares of our common stock when the individual becomes a non-employee director. In addition,

each non-employee director is automatically granted an annual non-discretionary, non-statutory option to purchase 7,500 shares of our common stock on the date of our Board meeting which directly follows the annual meeting. All non-employee director options vest as to 2.78% per month, with full vesting occurring on the third anniversary of the grant date (assuming continued service on the Board).

We are seeking shareholder approval of an amendment to the plan to eliminate the option grants and replace them with RSU awards. If approved, in the future each new non-employee director would receive 5,000 RSUs instead of an option to purchase 15,000 shares of common stock upon becoming a non-employee director. In addition, each non-employee director would receive an annual automatic grant of 2,500 RSUs instead of an option to purchase 7,500 shares of common stock on the date of our Board meeting which directly follows the annual meeting, provided the non-employee director continues in that capacity as of that date. The RSUs will vest 25% per year over a four-year period commencing on the first anniversary of grant rather than by month.

Stock Appreciation Rights

SARs may be granted under the plan. SARs may, but need not, be granted in connection with an option grant or an outstanding option previously granted under the plan. A SAR gives the holder the right to payment from us of an amount equal in value to the excess of the fair market value on the date of exercise of a share of our common stock over its fair market value on the date of grant or, if granted in connection with an option, the option price per share under the option to which the SAR relates.

A SAR is exercisable only at the time or times established by the Compensation Committee. If a SAR is granted in connection with an option, it is exercisable only to the extent and on the same conditions that the related option is exercisable. Payment by us upon exercise of a SAR may be made in:

•                  our common stock valued at its fair market value;

•                  cash; or

•                  partly in stock and partly in cash, as determined by the Compensation Committee.

The Compensation Committee may withdraw any SAR granted under the plan at any time and may impose any condition upon the exercise of a SAR. The Compensation Committee also may adopt rules and regulations from time to time affecting the rights of holders of SARs. No SARs have been granted under the plan.

Stock Bonus Awards

The Compensation Committee may award shares of our common stock as a stock bonus under the plan. The Compensation Committee may determine the persons who receive such awards, the number of shares to be awarded and the time of the award. Stock received as a stock bonus is subject to the terms, conditions and restrictions determined by the Compensation Committee at the time the stock is awarded.

Restricted Stock

Under the plan, the Compensation Committee may issue restricted stock to such persons and in such amounts as it determines. The Committee will also set the terms and restrictions of the grant, including restrictions concerning transferability, repurchase by the company and forfeiture of the shares issued. Participants are required to pay any applicable federal, state or local tax withholdings. Upon the issuance of restricted stock, the number of shares reserved for issuance under the plan shall be reduced by the number of shares issued.

Restricted Stock Units

The Compensation Committee may also award RSUs under the plan. Each RSU will represent a bookkeeping entry amount equal to the fair market value of one share of company common stock. The terms and conditions of the award, including number of RSUs granted, vesting, payout and transfer restrictions will be specified in an RSU award agreement between the company and the participant. The Compensation Committee will set vesting criteria that will determine the number of RSUs that will be paid out. The vesting criteria may be based upon company, business-unit or individual performance, or any other basis. Upon vesting, the participant will be entitled to receive a payout as specified in the award agreement, although the Compensation Committee has discretion to reduce or waive any vesting criteria.

Earned RSUs may be paid in cash, shares of common stock or a combination thereof. Unearned RSUs will be forfeited to the company. Shares of common stock represented by RSUs that are fully paid in cash will again be available for grant under the plan. We may use different methods to satisfy any applicable federal, state or local tax withholding requirements of a participant, including withholding the economic value represented by an appropriate portion of the RSU award, making cash demand or by withholding appropriate amounts of securities or cash due the participant from the company.

Cash Bonus Rights

The Compensation Committee may grant cash bonus rights under the plan in connection with:

•                  options granted or previously granted;

•                  SARs granted or previously granted;

•                  stock bonuses awarded or previously awarded; and

•                  shares sold or previously sold under the plan.

Bonus rights may be used to provide cash to employees for the payment of taxes in connection with awards under the plan.

Performance Units

The Compensation Committee may grant performance units consisting of monetary units that may be earned in whole or in part if we achieve goals established by the Compensation Committee over a designated period of time not to exceed ten years. Payment of an award earned may be in cash or stock or both and may be made when earned, or vested and deferred, as the Compensation Committee determines.

Foreign Qualified Grants

Awards under the plan may be granted to eligible persons residing in foreign jurisdictions. The Compensation Committee may adopt supplements to the plan required to comply with the applicable laws of foreign jurisdictions and to afford participants favorable treatment under those laws, but no award may be granted under any supplement with terms that are more beneficial to the participants than the terms permitted by the plan.

Performance Goals

Under Section 162(m), the annual compensation paid to our Chief Executive Officer and to each of our other four most highly compensated executive officers may not be deductible to the extent it exceeds $1 million. However, we are able to preserve the deductibility of compensation in excess of $1 million if the conditions of Section 162(m) are met. These conditions include shareholder approval of the amended and restated plan, setting limits on the number of awards that any individual may receive and for awards other than options, establishing performance criteria that must be met before the award actually will vest or be paid.

We have designed the amended and restated plan so that it permits us to pay compensation that qualifies as performance-based under Section 162(m) of the Code. Thus, the Compensation Committee (in its discretion) may make performance goals applicable to an individual with respect to an award. At the Compensation Committee’s discretion, one or more of the following performance goals may apply (all of which are defined in the plan): (a) operating income, (b) pretax income, and (c) return on sales. The performance goals may differ from individual to individual and from award to award.

Any criteria used may be measured, as applicable (1) in absolute terms, (2) in relative terms (including, but not limited to, passage of time and/or against another company or companies), (3) on a per-share basis, (4) against the performance of the company as a whole or a business unit of the company, and/or (5) on a pre-tax or after-tax basis. The Compensation Committee shall determine whether any significant elements shall be included in or excluded from the calculation of any performance goal.

Changes in Capital Structure

If shares of our outstanding common stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of FEI or of another corporation by reason of any recapitalization, stock split or other specified transactions, the Compensation Committee will make appropriate adjustment to the number and kind of shares available for awards under the plan (including, but not limited to, the per person limits on grants and the number of options granted to directors). If we are a party to a merger, consolidation or plan of exchange or we sell all or substantially all of our assets, the Compensation Committee may select one of the following alternatives for treating outstanding options under the plan:

•                  outstanding options will remain in effect in accordance with their terms;

•                  outstanding options shall be converted into options to purchase stock in the corporation that is the surviving or acquiring corporation in the transaction; or

•                  a 30-day period before the completion of the transaction will be provided during which outstanding options will be exercisable to the extent exercisable and, upon the expiration of the 30-day period, all unexercised options immediately will terminate.

The Compensation Committee may accelerate the exercisability of options so that they are exercisable in full during the 30-day period. If FEI is dissolved, options will be treated as described in the third alternative listed above.

Amendment and Termination of the Plan

The Board generally may amend, suspend or terminate the plan at any time and for any reason. However, except as otherwise provided in the plan, no amendment to an outstanding award may be made without the holder’s consent. In addition, the termination of the plan will not affect any outstanding options, right of repurchase, or forfeitability of shares issued under the plan.

New Plan Benefits

The number of options, SARs, RSU awards, restricted stock amounts or other grants that an individual may receive under the plan is at the discretion of the Compensation Committee and, therefore, cannot be determined in advance. Our named executive officers and directors have an interest in this proposal by virtue of their being eligible to receive awards under the plan.

The following table sets forth the aggregate number of shares subject to options granted to the named executive officers, directors and certain other persons or groups of people under the plan in 2005 and the average per share exercise price of such options.

Name and Position	Option Shares(1)
Vahé A. Sarkissian, former Chairman, President and Chief Executive Officer	82,500
John A. Doherty, Senior Vice President of Worldwide Sales and Service	15,000
Robert S. Gregg, Executive Vice President of Worldwide Sales and Service	30,000
Steven D. Berger, Senior Vice President	—
Robert H. J. Fastenau, Senior Vice President and General Manager, NanoResearch and Institute Division and NanoBiology Division	15,000
Michael J. Attardo, Director	7,500
Lawrence A. Bock, Director	7,500
Wilfred J. Corrigan, Director	7,500
Thomas F. Kelly, Director	7,500
William W. Lattin, Director	7,500
Jan C. Lobbezoo, Director	7,500
Gerhard H. Parker, Director	7,500
James T. Richardson, Director	7,500
Donald R. VanLuvanee, Director	7,500
All Current Executive Officers as a Group (10 people)(2)	384,000
All Non-Executive Officer Directors as a Group (9 people)	67,500
All Non-Executive Officer Employees as a Group (approximately 1,670 people)	460,610

(1)          The above options were granted at an average exercise price of $21.02 per share. The exercise price is equal to the fair market value of our common stock on the date of grant.

(2)          Includes 10,000 restricted shares granted to Mr. Frasso at a fair market value of $20.51 per share and 10,000 restricted shares granted to Mr. Link at a fair market value of $22.73 per share.

U.S. Tax Consequences

The following summary is intended only as a general guide to the U.S. federal tax consequences of participation in the plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

Incentive Stock Options. Some options authorized to be granted under the plan are intended to qualify as incentive stock options for federal income tax purposes, although the company has not granted options as incentive stock options in recent years and we cannot make additional incentive stock option grants under the 1995 Stock Incentive Plan. An optionee will recognize no income upon grant or upon a proper exercise of the incentive stock option under current tax law. If an employee exercises an incentive stock option and does not dispose of any of the option shares within two years following the date of grant and within one year following the date of exercise, any gain or loss realized on subsequent disposition of the shares will be treated as income or loss from the sale or exchange of a capital asset. If an employee disposes of shares acquired upon exercise of an incentive stock option before the expiration of either the one-year holding period or the two-year waiting period, any amount realized will be taxable as ordinary compensation income in the year of the disqualifying disposition to the extent that the lesser of the fair market value of the shares on the exercise date or the fair market value of the shares on the date of disposition exceeds the exercise price. We will not be allowed any deduction for federal income tax purposes at either the time of the grant or exercise of an incentive stock option. On any disqualifying disposition by an employee, we generally will be entitled to a deduction to the extent the employee realized ordinary income.

Nonqualified Stock Options and Stock Appreciation Rights. Other awards authorized to be granted under the plan are nonqualified stock options and SARs. Under federal income tax law now in effect, no income is realized by the grantee of a nonqualified stock option or SAR until the option or right is exercised. At the time of exercise of a nonqualified stock option or SAR, the optionee will realize ordinary compensation income and we generally will be entitled to a deduction in an amount by which the market value of the shares (and any cash) subject to the option or right at the time of exercise exceeds the exercise price. We are required to withhold taxes from the income amount for employees. On the sale of shares acquired upon exercise of a nonqualified stock option or SAR, any additional gain or loss will be taxable as capital gains income or loss.

Restricted Stock, Restricted Stock Unit Awards and Other Awards. For other awards granted under the plan that are payable either in cash or shares of common stock and that are either transferable or not subject to a substantial risk of forfeiture, the holder of such an award must recognize ordinary income equal to the excess of (a) the cash or the fair market value of the shares of common stock received determined as of the date of such receipt over (b) the amount (if any) paid for such shares of common stock by the holder of the award, and the company will be entitled at that time to a deduction for the same amount. If the participant is an employee, such ordinary income is subject to tax withholdings.

For restricted stock, RSUs and other awards that are payable in shares that have a restriction on transfer and carry a substantial risk of forfeiture (such as a vesting contingency), the tax treatment is as follows. The holder of the award will receive ordinary income equal to the fair market value of the shares determined as of the first time the shares become freely transferable or no longer subject to a substantial risk of forfeiture, whichever occurs first, assuming the participant paid nothing for the shares. The company will be entitled at that time to a tax deduction for the same amount. In certain cases, participants may make a special election under the Code at the time of grant to treat an award as though it we not subject to risk of forfeiture and thereby accelerate the date of income recognition. If the participant is an employee, such ordinary income is subject to tax withholdings.

Application of Section 16 of the Exchange Act. Special rules may apply in the case of individuals subject to Section 16 of the Securities Exchange Act of 1934. In particular, unless a special election is made pursuant to the Code, shares received pursuant to the exercise of a stock option or SAR may be treated as restricted as to transferability and subject to a substantial risk of forfeiture for a period of up to six months after the date of exercise. Accordingly, the amount of any ordinary income recognized, and the amount of the company’s tax deduction, are determined as of the end of such period.

Section 162( m). Section 162(m) of the Code limits the amount that we may deduct for compensation paid to our Chief Executive Officer and to each of our four most highly compensated officers in any year to $1,000,000 per person. However, the plan has been designed to permit the Compensation Committee to grant awards that qualify as performance-based compensation under Section 162(m), thereby permitting the company to receive a federal income tax deduction in connection with such awards.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board recommends that the shareholders vote FOR the amendments to the FEI 1995 Stock Incentive Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains certain information regarding the beneficial ownership as of March 1, 2006 of our common stock by (i) each person who owns beneficially more than 5% of the outstanding shares of our common stock; (ii) each director and nominee for director of FEI; (iii) each executive officer of FEI named in the summary compensation table; and (iv) all current executive officers and directors as a group. This information is based on information received from or on behalf of the named individuals. Unless otherwise indicated, the address of each shareholder listed in the following table is c/o FEI Company, 5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124-5793.

	Common Stock (1)
	Number of	Percent of Shares
Shareholder	Shares (2)	Outstanding
Philips Business Electronics International B.V. Building VP-1, PO Box 218 5600 MD Eindhoven The Netherlands	8,406,007	24.8%

T. Rowe Price Associates, Inc. (3) 100 E. Pratt Street Baltimore, Maryland 21202	3,065,300	9.0%

NWQ Investment Management Company, LLC (4) 2049 Century Park East, 16th Floor Los Angeles, CA 90067	2,119,228	6.3%

FMR Corp. (5) 82 Devonshire Street Boston, Massachusetts 02109	2,048,100	6.0%

Brown Capital Management, Inc. (6) 1201 N. Calvert Street Baltimore, Maryland 21202	1,861,925	5.5%

Jan C. Lobbezoo (7)	8,417,882	24.8%
Vahé A. Sarkissian (8)	856,674	2.5%
Robert S. Gregg	232,000	*
Steven D. Berger	212,187	*
John A. Doherty	207,331	*
Robert H. J. Fastenau	119,050	*
William W. Lattin	34,944	*
Donald R. VanLuvanee	34,000	*
Gerhard H. Parker (9)	28,000	*
Michael J. Attardo	19,000	*
Wilfred J. Corrigan	15,000	*
James T. Richardson	11,667	*
Thomas F. Kelly	11,389	*
Lawrence A. Bock	8,958	*
All current executive officers and directors as a group (19 persons) (10)	10,801,618	29.9%

*Less than one percent

(1)          Applicable percentage of ownership is based on 33,898,720 shares of common stock outstanding as of March 1, 2006. Beneficial ownership is determined in accordance with the rules of the SEC, and is based on voting and investment power with respect to shares. Shares of common stock subject to options that are exercisable currently or within 60 days after March 1, 2006 are deemed outstanding for purposes of computing the percentage ownership of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person. To our knowledge, unless otherwise indicated or as may be provided by applicable community property laws, each of the persons named above has sole voting and dispositive power with respect to all shares shown as being beneficially owned by them.

(2)          Includes shares of common stock subject to options exercisable within 60 days after March 1, 2006 as follows:

Name	Number of Options
Jan C. Lobbezoo	11,875
Vahé A. Sarkissian	785,130
Robert S. Gregg	230,000
Steven D. Berger	198,429
John A. Doherty	147,000
Robert H. J. Fastenau	119,050
William W. Lattin	32,944
Donald R. VanLuvanee	34,000
Gerhard H. Parker	18,000
Michael J. Attardo	19,000
Wilfred J. Corrigan	15,000
James T. Richardson	11,667
Thomas F. Kelly	11,389
Lawrence A. Bock	8,958
All current executive officers and directors as a group	2,193,542

(3)          T. Rowe Price Associates, Inc. (“Price Associates”), an investment advisor, has sole voting power with respect to 585,200 of the 3,065,300 shares held and sole dispositive power with respect to all 3,065,300 shares. These securities are owned by various individual and institutional investors, for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(4)          NWQ Investment Management Company, LLC, an investment advisor, has sole voting power with respect to 2,094,511 of the 2,119,228 shares held and sole dispositive power with respect to all 2,119,228 shares.

(5)          FMR Corp. is a parent holding company and does not have voting power with respect to any of the 2,048,100 shares held, but has sole dispositive power with respect to all 2,048,100 shares. Fidelity Growth Company Fund, in its capacity as an investment advisor, is deemed to be the beneficial owner of the 2,048,100 shares. Members of Edward C. Johnson III’s family are the predominant owners of Class B shares of common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. Abigail P. Johnson, a Director of FMR Corp., owns 24.5% and Edward C. Johnson III, Chairman of FMR Corp., owns 12.0% of the Class B shares. The Johnson family and all other Class B shareholders have entered into a shareholders’ voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR Corp.

(6)          Brown Capital Management, Inc., an investment advisor, has sole voting power with respect to 1,495,925 of the 1,861,925 shares beneficially held and sole dispositive power with respect to all 1,861,925 shares.

(7)          Includes 8,406,007 shares owned by Philips Business Electronics International B.V., for which beneficial ownership has been disclaimed by Mr. Lobbezoo. Also includes options exercisable for 11,875 shares of our common stock for which Mr. Lobbezoo disclaims beneficial ownership since any monetary benefit derived from such options will go to Philips.

(8)          On April 3, 2006, we announced that Vahé A. Sarkissian has stepped down as our Chairman of the Board, President and Chief Executive Officer and will be leaving the company. Mr. Sarkissian has indicated that he will be resigning as a director of the company effective immediately prior to the 2006 Annual Meeting of Shareholders, to be held on May 11, 2006.

(9)          Includes 10,000 shares held by Mr. Parker in the Parker Family Living Trust.

(10)    Includes 8,406,007 shares owned by Philips Business Electronics International B.V., for which beneficial ownership has been disclaimed by Mr. Lobbezoo, options exercisable for 11,875 shares of our common stock for which Mr. Lobbezoo disclaims beneficial ownership and 10,000 shares held by Mr. Parker in the Parker Family Living Trust.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table summarizes equity securities authorized for issuance under equity compensation plans as of December 31, 2005.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by shareholders	5,439,148	$20.84	2,212,294

Equity compensation plans not approved by shareholders	—	—	—
Total	5,439,148	$20.84	2,212,294

CODE OF ETHICS

We adopted a Code of Business Conduct and Ethics (“Code of Ethics”) that applies to all of our directors, officers and employees, including our principal executive officer and our principal financial and accounting officer. We filed a copy of our Code of Ethics as Exhibit 14 to our Annual Report on Form 10-K for our fiscal year ended December 31, 2003 and it is also available, free of charge, on our website at www.feicompany.com. We also post any waivers of our Code of Ethics for our directors or executive officers on our website. We will provide, free of charge to any person, a copy of our Code of Ethics. Requests should be sent to: Secretary, FEI Company, 5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124-5793.

EXECUTIVE OFFICERS

The following table identifies our current executive officers, the positions they hold, and the year in which they began serving as an executive officer. Our executive officers are appointed by the Board annually to hold office until their successors are elected and qualified or their earlier death, resignation or removal.

Name	Age(1)	Current Position(s) with Company	Officer Since
Steven D. Berger	47	Senior Vice President	2002
John A. Doherty	60	Senior Vice President of Worldwide Sales and Service	1999
Robert H. J. Fastenau	52	Senior Vice President and General Manager, NanoResearch and Institute Division and NanoBiology Division	2001
Peter J. Frasso	58	Executive Vice President and Chief Operating Officer	2005
Robert S. Gregg	52	Executive Vice President of Worldwide Sales and Service	2004
Jim D. Higgs	55	Senior Vice President, Human Resources	1997
Raymond A. Link	51	Interim Chief Executive Officer, Executive Vice President and Chief Financial Officer	2005
Stephen F. Loughlin	55	Vice President of Finance	2001
Bradley J. Thies	45	Vice President, General Counsel and Secretary	2001

(1) As of March 1, 2006.

Steven D. Berger was appointed as our Senior Vice President, heading up our efforts in developing emerging technologies, effective May 2005. For the two years prior to that time, Dr. Berger served as our Executive Vice President and Chief Operating Officer. From August 2002 to May 2003, Dr. Berger was

Senior Vice President and Chief Technology Officer. Dr. Berger joined us in 1999, as Vice President and Peabody Site Manager via our merger with Micrion Corporation, a manufacturer of equipment used in semiconductor manufacturing. Dr. Berger joined Micrion in 1997 as Vice President. Dr. Berger earned his B.S. degree in Physics from the University of Salford and a Ph.D. degree in Electron Microscopy from the Cavendish Laboratory at Cambridge University.

John A. Doherty became our Senior Vice President of Worldwide Sales and Service in October 2001. Mr. Doherty joined us in August 1999 as Vice President and General Manager for the Asia Pacific Region Sales and Service Division. From 1984 to 1999, Mr. Doherty was Senior Vice President of Sales and Marketing for Micrion Corporation, a company that he helped found. Mr. Doherty is a director of Andor Technologies, PLC, a manufacturer of digital cameras used to measure light. Mr. Doherty holds B.S., E.E. and M.S. degrees from Rensselaer Polytechnic Institute.

Robert H. J. Fastenau became Senior Vice President and General Manager, NanoResearch and Industry Division and NanoBiology Division in October 2005, when we reorganized into market divisions from product divisions. From January 2001 until October 2005, Dr. Fastenau was Senior Vice President and General Manager of our Electron Optics Product Division. From 1997 to January 2001, he was Senior Vice President of Research and Development for that division. Dr. Fastenau came to us via Philips Electron Optics Division, which we merged with in February 1997. Dr. Fastenau holds M.S. and Ph.D. degrees in Technical Physics from Delft University.

Peter J. Frasso has served as our Executive Vice President and Chief Operating Officer of FEI since May 2005. From January 2003 until joining us, Mr. Frasso served as Senior Vice President of Global Operations for Brooks Automation, Inc., which provides automation products to the semiconductor industry. He served as Brooks’ General Manager of the Fab Automation Division from May 2002 until January 2003, after joining that firm in January 2002 as Vice President of Business Integration. From June 2000 until January 2002, he was Executive Vice President and Managing Director of LightPointe Communications, Inc. and for seventeen years before that he was employed in various capacities at Varian, Inc., serving during the last eight years as Vice President and General Manager of the Vacuum Products Division. Mr. Frasso holds a B.S. in Engineering from Northeastern University.

Robert S. Gregg was appointed Executive Vice President of Worldwide Sales and Service in October 2005. Prior to that, Mr. Gregg served as our Executive Vice President and Chief Financial Officer since January 2004. From 2002 until joining us, Mr. Gregg was a consultant to a number of high technology companies. From 1999 through 2002, Mr. Gregg was President and Chief Executive Officer of Unicru, Inc., a leading provider of hiring management software systems. Prior to this, Mr. Gregg served as the Chief Financial Officer at Sequent Computer Systems, Inc., a global computer company, for 16 years. Mr. Gregg holds a B.S. degree in Finance and Accounting from the University of Oregon.

Jim D. Higgs joined us as Senior Vice President, Human Resources in November 1997. Prior to joining us, Mr. Higgs was the Oregon Site Management Director of Synopsys, Inc., a leading supplier of electronic design automation software to the global electronics industry, and, prior to its merger into Synopsys, the Vice President of Human Resources for Logic Modeling. In 1988, Mr. Higgs left Intel Corporation after fourteen years in various senior Human Resource management positions, including the last as the Vice President of a joint venture between Intel and Siemens AG. Mr. Higgs holds B.S. degrees in Business, Psychology and Physics from the University of Oregon.

Raymond A. Link became our Interim Chief Executive Officer in April 2006, and our Executive Vice President and Chief Financial Officer in July 2005. From July 2001 until joining FEI, Mr. Link served as Vice President, Finance and Administration, Chief Financial Officer and Secretary of TriQuint Semiconductor, Inc. Mr. Link joined TriQuint as a result of its merger with Sawtek Inc., a designer and manufacturer of a broad range of electronic signal processing components primarily used in the wireless communications industry. He started with Sawtek in September 1995 as Vice President Finance and Chief Financial Officer and was promoted to Senior Vice President and Chief Financial Officer in October 1999. Mr. Link is on the board of directors of Cascade Microtech, Inc., a manufacturer of test equipment for the semiconductor industry. Mr. Link received a B.S. degree from the State University of

New York at Buffalo and an M.B.A. from the Wharton School at the University of Pennsylvania. Mr. Link is also a C.P.A.

Stephen F. Loughlin became our Vice President of Finance in January 2004 and, prior to that, served as Acting Chief Financial Officer from December 2001 until January 2004. Mr. Loughlin initially joined us as our Vice President of Finance, a position he held from July 2001 to December 2001. From April 1999 through June 2001, Mr. Loughlin served as Vice President of Finance and Chief Financial Officer for RadiSys Corporation, a provider of communications systems components. Mr. Loughlin spent the prior nine years at Sequent Computer Systems, Inc., a global computer company, as Vice President and Controller. Mr. Loughlin serves on the board of directors of Lacrosse Footwear, Inc., a producer of footwear and apparel. Mr. Loughlin holds a B.S. degree in Accounting from Boston College.

Bradley J. Thies rejoined us as Vice President, General Counsel and Secretary in April 2001. Mr. Thies had previously served as our General Counsel and Secretary from February 1999 to April 2000. From April 2000 to April 2001, Mr. Thies was General Counsel of WebTrends Corp., an enterprise website monitoring and analytics software company. Mr. Thies holds a B.A. degree in Political Science and History from Willamette University and a J.D. degree from Columbia Law School.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth, with respect to the last three years, all compensation earned by our chief executive officer and our four most highly compensated executive officers other than the chief executive officer during 2005.

					Long-Term
					Compensation
		Annual Compensation			Awards
Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Other Annual Compen- sation ($)	Securities Underlying Options (#)	All Other Compensation ($)
Vahé A. Sarkissian (2)	2005	$530,000	$—	$—	82,500	$4,899
former Chairman, President	2004	550,385	430,678	—	110,000	58,387
and Chief Executive Officer	2003	483,846	99,662	—	250,000	146,676

John A. Doherty (3)	2005	247,308	100,895	—	15,000	30,521
Senior Vice President of	2004	244,615	189,406	—	20,000	39,788
Worldwide Sales and Service	2003	216,154	92,687	—	40,000	—

Robert S. Gregg (4)	2005	310,962	—	—	30,000	—
Executive Vice President of	2004	295,385	121,890	—	200,000	—
Worldwide Sales and Service	2003	—	—	—	—	—

Steven D. Berger (5)	2005	271,346	—	—	—	—
Senior Vice President	2004	273,846	137,517	—	100,500	13,246
	2003	209,250	22,770	—	59,000	91,196

Robert H. J. Fastenau (6)	2005	225,864	—		15,000	16,923
Senior Vice President and	2004	209,014	97,289	—	30,000	15,554
General Manager, NanoResearch and Industry Division and NanoBiology Division	2003	178,562	16,636	—	33,000	14,154

(1)          Except for amounts paid to Mr. Doherty, all amounts paid were awarded under our management bonus plan. Amounts paid to Mr. Doherty also include sales commissions earned. No management bonus was earned by any named executive officer in 2005.

(2)          All Other Compensation for Mr. Sarkissian in 2005 represents the expense of providing home office support. All Other Compensation for Mr. Sarkissian in 2004 represents reimbursement of housing expenses, home office support, payment for home utilities, home maintenance, spousal airfare and associated taxes. In 2003, All Other Compensation includes reimbursement of housing expenses and associated taxes, as well as forgiveness of loans pursuant to Mr. Sarkissian’s previously executed Employment Agreement.

(3)          All Other Compensation for Mr. Doherty in 2005 represents reimbursement of housing expenses, airfare, partner airfare, rental of an automobile and associated taxes. All Other Compensation for Mr. Doherty in 2004 represents housing expenses, airfare, partner airfare and rental of an automobile incurred by the company.

(4)          Mr. Gregg joined FEI in January 2004 and, accordingly, his compensation includes amounts earned from that time.

(5)          All Other Compensation for Dr. Berger represents the payment of relocation expenses. Dr. Berger received no option grants in 2005.

(6)          All Other Compensation for Dr. Fastenau in 2003, 2004 and 2005 includes an allowance for miscellaneous business expenses and expenses related to the lease of an automobile.

Stock Option Grants in Last Fiscal Year

The following table contains information concerning the grant of stock options to the persons named in the summary compensation table in 2005.

					Potential
	Individual Grants (1)				Realizable Value
	Number of	% of Total			At Assumed Annual
	Securities	Options			Rates of Stock Price
	Underlying	Granted to			Appreciation for
	Options	Employees in	Exercise	Expiration	Option Term (2)
Name	Granted	Fiscal Year	Price ($/Sh.)	Date	5%	10%
Vahé A. Sarkissian	82,500	10.0%	$20.83	04/19/12	$699,592	$1,630,347
John A. Doherty	15,000	1.8	20.83	04/19/12	127,199	296,427
Robert S. Gregg	30,000	3.6	20.83	04/19/12	254,397	592,853
Steven D. Berger	—	—	—	—	—	—
Robert H. J. Fastenau	15,000	1.8	20.83	04/19/12	127,199	296,427

(1)   Pursuant to the agreements, options granted in 2005 vest 30% on December 31, 2005; 35% on December 31, 2006; and 35% on December 31, 2007. On October 19, 2005, we accelerated the vesting of “out-of-the-money” unvested options, determined based by the price of our common stock of $19.34 on that date. Options held by our former Chief Executive Officer and members of our Board of Directors were excluded from acceleration. Accordingly, all of the options, except for those granted to Mr. Sarkissian, became fully vested as of October 19, 2005. However, each of the option holders in this table has entered into an agreement with the company whereby each agreed not to sell any of the stock receivable upon exercise of options except to the extent the options would otherwise have been vested under their original vesting schedule.

(2)   These calculations are based on certain assumed annual rates of appreciation as required by rules adopted by the SEC requiring additional disclosure regarding executive compensation. Under these rules, an assumption is made that the shares underlying the stock options shown in this table could appreciate at rates of 5% and 10% per annum on a compounded basis over the ten-year term of the stock options. Actual gains, if any, on stock option exercises are dependent on the future performance of our business and overall stock market conditions. There can be no assurance that amounts reflected in this table will be achieved.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table provides information concerning options exercised during 2005 and unexercised options held as of December 31, 2005 with respect to the people named in the 2005 summary compensation table.

			Number of
			Securities Underlying
			Unexercised			Value of Unexercised
	Number of Shares		Options At FY-End			In-The-Money Options At FY-End (1)
	Acquired	Value	Exercisable/			Exercisable/
Name	On Exercise	Realized	Unexercisable			Unexercisable
Vahé A. Sarkissian	—	—	695,880	/	301,000	$2,653,982	/	$514,690
John A. Doherty	—	—	136,000	/	24,000	524,780	/	80,180
Robert S. Gregg	—	—	230,000	/	—	—	/	—
Steven D. Berger	—	—	182,479	/	34,300	175,622	/	110,516
Robert H. J. Fastenau	—	—	109,900	/	20,100	201,118	/	68,262

(1)          Market value of the underlying securities is based upon the closing price of our common stock on the Nasdaq Stock Market on December 31, 2005 of $19.17 per share, minus the exercise price of the unexercised options.

EMPLOYMENT ARRANGEMENTS AND EXECUTIVE SEVERANCE AGREEMENTS

Chief Executive Officer Severance Agreement

We entered into an executive severance agreement with Mr. Sarkissian in February 2002. Under the terms of this agreement, Mr. Sarkissian is entitled to a severance payment in the event that his employment is terminated by us other than for cause, death or disability. Upon such termination, Mr. Sarkissian is entitled to a severance payment equal to three times his annual salary plus an amount equal to his target annual incentive for the year in which he is terminated, certain insurance benefits and accelerated vesting of his stock options and restricted stock awards. In the event Mr. Sarkissian’s employment is terminated within eighteen months following a change of control other than for cause, death or disability, or by Mr. Sarkissian for “good reason,” he is entitled to the severance payments described above and a tax restoration payment equal to the amount of (i) any excise tax on the severance payments, (ii) any excise tax on the tax restoration payment, and (iii) any federal, state and local income tax on the tax restoration payment. For purposes of these agreements, good reason generally means a material reduction in Mr. Sarkissian’s responsibilities following a change of control, a reduction in his base salary immediately prior to a change of control that is not part of an across-the-board reduction affecting employees generally, relocation of Mr. Sarkissian more than fifty miles from the location of his office at the time of a change of control or a significant reduction in benefits available to him under the successor company’s incentive or other employee benefit plans after a change of control compared to the total package of benefits as in effect prior to the change of control. Receipt of severance payments in any case is contingent upon execution of a release of claims by him. No such amounts are payable if Mr. Sarkissian’s termination is due to death, normal retirement or voluntary action by Mr. Sarkissian (except for good reason following a change of control), termination for cause by us or permanent disability. In addition, no benefits are payable under the severance agreement if Mr. Sarkissian receives severance benefits under any other agreement with us. Mr. Sarkissian does, however, have the ability in such case to elect to receive the payments under this agreement in lieu of all benefits provided by all other such agreements.

On April 3, 2006, we announced that Vahé A. Sarkissian has stepped down as our Chairman of the Board, President and Chief Executive Officer and will be leaving the company. Under the terms of his executive severance agreement, he will be entitled to the benefits described above for termination other than for cause.

Change of Control Agreements

In addition to the executive severance agreement with Mr. Sarkissian, we also have change of control agreements with the following other named executive officers: Messrs. Doherty, Gregg and Berger. Under the terms of these agreements, each executive officer is entitled to severance pay in the event his employment is terminated within eighteen months following a change of control other than for cause, death or disability or by the officer for “good reason.” For purposes of these agreements, good reason generally means a material reduction in the officer’s responsibilities within eighteen months following a change of control, a reduction in the officer’s base salary in effect prior to the change of control that is not part of an across-the-board reduction affecting employees generally, relocation of the officer more than fifty miles from the location of his office at the time of a change of control or a significant reduction in benefits available to the officer under the successor company’s incentive or other employee benefit plans after a change of control compared to the total package of benefits as in effect prior to the change of control. Upon such termination, the executive officer is entitled to a severance payment equal to two times his annual salary plus an amount equal to his target annual incentive for the year in which he is terminated, certain insurance benefits and accelerated vesting of the officer’s stock options. Receipt of severance payments in any case is contingent upon execution of a release of claims by the officer. No such amounts are payable if the executive officer’s termination is due to death, normal retirement or voluntary action by the officer (except for good reason following a change of control), termination for cause by us or permanent disability. In addition, no benefits are payable under the severance agreements if the officer receives severance benefits under any other agreement with us, unless the officer elects to receive payments under this agreement in lieu of all the benefits provided in all other such agreements.

In addition, we have change of control agreements with Messrs. Frasso and Link on the same terms as described above. Further, under the terms of their respective offer letters, Messrs. Frasso and Link each have a severance arrangement that provides for payment of one year’s base salary if terminated without cause.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2005, none of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

This section shall not be deemed to be “soliciting material,” or to be “filed” with the Securities and Exchange Commission, is not subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, and is not to be incorporated by reference into any filing of FEI under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, regardless of date or any other general incorporation language in such filing.

Our Compensation Committee consists of three directors, Wilfred J. Corrigan, Gerhard H. Parker (Chair) and Donald R. VanLuvanee. The Compensation Committee is responsible for determining the compensation of the company’s executive officers, administering the company’s equity incentive plans, and overseeing the company’s general employee compensation practices. The specific duties and responsibilities of the Compensation Committee are described in the Compensation Committee Charter, which is available on the company’s website at www.feicompany.com.

The Compensation Committee met four times in 2005 and its members interact with management throughout the year. The Compensation Committee makes executive compensation decisions based on information from a variety of sources, including management, outside consultants, outside counsel, information generally available and from the experience of the individual members of the Compensation Committee. Our outside consultant for compensation in 2005 was Mellon Human Resources and Investor Solutions, who was identified by management and used with the concurrence of the Compensation Committee.

Compensation Principles and Process

The company’s success depends in part on attracting, retaining and properly motivating and rewarding high quality executive officers. The company’s executive compensation practices are designed to achieve these objectives by:

•                  providing total compensation that is competitive with other companies in its industry;

•                  linking compensation to corporate and individual performance; and

•                  encouraging long-term success and aligning management interests with shareholder interests by tying executive compensation in part to appreciation in the market price of the company’s common stock.

Each year, the Compensation Committee reviews and evaluates the compensation paid to the company’s executive officers and determines the base salary, target bonus and stock option grants for each executive officer. During the year, changes are occasionally made to individual compensation packages due to a change in the executive’s position, responsibilities or role at FEI or for other reasons.

In determining the compensation for the executive officers other than the Chief Executive Officer, the Compensation Committee seeks input from the Chief Executive Officer and the Senior Vice President of Human Resources, who make specific recommendations to the Compensation Committee concerning compensation for each of the other executive officers. Although the Chief Executive Officer and the Senior Vice President of Human Resources recommend compensation adjustments for the executive officers, neither participates in the discussions concerning their own compensation.

The Compensation Committee uses comparative and peer group information from a spectrum of over a dozen companies selected based on geography, market capitalization, annual revenues as well as industry sector. Our outside consultants generate the peer group analysis and provide a survey to the committee on the market data for executive officer compensation among the peers. The compensation surveys used summarized data levels of base salary, target annual cash incentives, and equity-based and other long-term incentives. The Compensation Committee believes that among the companies in the peer group, survey data in these areas provides, by and large, a reliable indicator of total compensation. Overall, we target to be near the median of executive compensation for comparable companies, using the peer group for guidance. In practice, we believe total annual cash compensation for executive officers has on the whole been somewhat below the median and target equity grants have been competitive with market practices.

The Compensation Committee also evaluates and recommends changes to our equity compensation practices.

Compensation Components

The primary components of the company’s executive compensation are base salary, bonuses and commissions, long-term incentive compensation in the form of stock options, restricted stock or RSUs and, to a lesser extent, benefits.

Base Salary. The Compensation Committee attempts to establish base salary levels for executive officers that are competitive with those established by companies of similar size in the technology industry. When determining salaries, the Compensation Committee also takes into account individual experience levels, job responsibility, individual performance and the amount and nature of the other compensation paid to the executive. Each executive’s salary is reviewed annually and adjustments may be made when appropriate to reflect competitive market factors and the individual factors described above.

Management Bonus Plan. In 2005, the company’s executive officers were eligible for payment of an annual bonus under the company’s management bonus plan. The Compensation Committee sets a target bonus for each executive officer at the beginning of the year. The amount of the target bonus for each executive is based on substantially the same factors as those factors used to determine salaries. The amount of the actual bonus paid to each executive is based equally on the extent to which FEI meets certain pre-tax operating profit targets and the individual executive’s performance during the year. The determination of each executive’s performance for the year is based primarily on the Chief Executive Officer’s assessment of the executive’s performance for that year based on objectives set by the Chief Executive Officer and the executive. The actual bonus paid to an individual executive may exceed his or her target bonus. Under the bonus plan in effect in 2005, no bonus awards were payable if company performance was less than 70% of the targeted earnings. If earnings had exceeded the target by 30%, then the total available amount to be paid under the bonus plan would have increased to 200% and continued on a straight-line basis had there been any earnings greater than 130% of target. The company failed to achieve 70% of targeted earnings in 2005 and so no payments were made under the management bonus plan.

In addition, under the company’s commission plan the company’s Senior Vice President of Worldwide Sales and Service is eligible for sales commissions based on a percentage of total company system bookings for the fiscal year. He is also assigned a quota for targeted total system bookings. For any systems bookings above 100% of quota, an increased commission percentage is paid. For 2005, the Senior Vice President of Worldwide Sales and Service was paid $100,895 in sales commissions.

Stock Options. Historically, the company’s primary long-term incentive compensation has been through granting of stock options. Option grants reward executive officers and other key employees for performance that results in increases in the market price of the company’s common stock, which directly benefits all shareholders. In order to align the financial interests of executive officers and other key employees with those of the shareholders, stock options have been granted on a periodic basis, taking into account, among other factors, grants to similarly situated employees at companies in our peer group, the size, vesting and exercise price of previous equity grants to an executive and his or her stock holdings. As a result, in 2005, the Compensation Committee granted options to purchase an aggregate of 364,000 shares of common stock under our stock option plan to the company’s executive officers. Most stock options granted begin vesting one year after their date of grant and then vest in monthly increments until they are fully vested four years from their date of grant, subject to potential acceleration of vesting in connection with a change of control of FEI. In 2005, for many stock options, the vesting period was shortened to three years and the option term was shortened to seven years from ten years. Options granted to executive officers under the company’s stock option plan had exercise prices not less than 100% of the fair market value on the date of the option grant.

In October of 2005, the Compensation Committee approved the removal of vesting restrictions for outstanding unvested options held by employees, including certain executive officers, with an exercise price greater than or equal to $19.34 as of October 19, 2005. The decision was made in response to changes in accounting regulations. Under SFAS 123R, U.S. companies will be required to deduct an expense for non-vested options from their earnings starting in fiscal 2006. By allowing some of the company’s stock options to vest early, the company will not have to recognize expense in the company’s income statement in future years for those stock options. Participating named executive officers were Drs. Berger and Fastenau and Messrs. Doherty and Gregg. Options held by the former Chief Executive Officer were excluded from acceleration. Each of the participating named executive officers, however, has entered into an agreement with the company whereby each agreed not to sell any of the options accelerated until the original vesting date of such option.

Restricted Stock Units. During the later half of 2005, the Compensation Committee undertook a review of the company’s long-term incentive compensation. As a result, the Compensation Committee expects to move toward RSU grants as a key element of equity-based compensation awards. The Compensation Committee believes that RSUs have similar incentives to options in that they reward increases in the market price of the company’s common stock and in that way tie the interests of executive officers and key employee to our shareholders’ interests. In addition, RSUs in some cases offer a more effective retention incentive as compared to stock options because the value does not depend entirely on stock price appreciation. Further, based on discussions with the company’s outside compensation consultants, the Compensation Committee believes that RSUs and restricted stock will be used increasingly by other companies as the primary equity incentives and the company will need to offer such incentives to remain competitive in attracting and retaining personnel. The Compensation Committee expects that most of the RSUs the company grants will vest in four equal annual increments of 25% commencing on the first anniversary of grant. It may also use performance based incentives to fix the number of RSU units that will be granted.

Benefits. In 2005, executive officers were offered other benefits that were substantially the same as those offered to all employees. These benefits included:

•                  a 401(k) plan;

•                  employee share purchase plan;

•                  medical, dental and vision insurance; and

•                  life and disability insurance.

In addition, the company’s executive officers received reimbursements for or the company has incurred expense for housing, home office support, airfare, spousal airfare and automobile rental, as described in the section titled “Executive Compensation” above.

Compensation of Former President and Chief Executive Officer

The principal components of compensation for the company’s former President and Chief Executive Officer, Vahé A. Sarkissian, for 2005 were: base salary in the amount of $530,000 and options to purchase 82,500 shares of common stock. No bonus was paid for 2005, for the reason described above.

The Compensation Committee determined Mr. Sarkissian’s salary and stock option grants based on substantially the same factors as those used to determine the compensation of the other executive officers. The Compensation Committee evaluated the performance of the Chief Executive Officer based on our review of the company’s financial and operating performance and other management objectives. Mr. Sarkissian did not receive a salary increase in 2005 but his bonus target in 2005 was raised from 100% of salary to 110% of base salary. The Compensation Committee did not rely on any rigid formula or criteria in its evaluation. Total compensation for the Chief Executive Officer was targeted to fall at or above the median for comparable companies, using the peer group for guidance. In practice, we believe total annual cash compensation for the Chief Executive Officer was somewhat higher than the median and target equity grants were competitive with market practices.

Equity Ownership Guidelines

While we encourage the company’s executive officers to hold equity in FEI, we do not have a formal policy on executive equity ownership.

Tax Law Limits on Executive Compensation Internal Revenue Code Section 162(m) limits the amount that the company may deduct for compensation paid to the Chief Executive Officer and to each of our four most highly compensated officers to $1,000,000 per person, unless certain exemption requirements are met. Exemptions to this deductibility limit may be made for various forms of “performance-based” compensation. In the past, annual cash compensation to the company’s executive officers exceeds $1,000,000 per person only on occasion and only by a relatively small amount, so generally the compensation has been deductible. In addition to salary and bonus compensation, upon the exercise of stock options that are not treated as incentive stock options, the excess of the current market price over the option price (option spread) is treated as compensation and accordingly, in any year, such exercise may cause an officer’s total compensation to exceed $1,000,000. Under certain regulations, option spread compensation from options that meet certain requirements will not be subject to the $1,000,000 cap on deductibility, and in the past the company has granted options that met those requirements. While the Compensation Committee cannot predict how the deductibility limit may impact the company’s compensation program in future years, the Compensation Committee intends to maintain an approach to executive compensation that strongly links pay to performance.

Compensation Committee Members

Gerhard H. Parker, Chairman

Wilfred J. Corrigan

Donald R. VanLuvanee

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions Between FEI and Philips

We have historically conducted significant business with Koninklijke Philips Electronics N.V. and its affiliated companies in the ordinary course of business. From February 1997 to May 2001, a Philips affiliate owned a majority of our outstanding common stock. Today it owns approximately 25% of our outstanding common stock. One of our current directors, Jan C. Lobbezoo, is an executive officer of an affiliated company of Philips.

The following summarizes the dollar amount of transactions with Philips in 2005 (in thousands):

Amounts Paid to Philips
Subassemblies and other materials purchased from Philips	$22,497
Facilities leased from Philips	240
Various administrative, accounting, customs, export, human resources, import, information technology, logistics and other services provided by Philips	712
Research and development services provided by Philips	3,964
$27,413

Amounts Received from Philips
Product sales	$2,098
Service sales	588
$2,686

Current accounts with Philips represent accounts receivable and accounts payable between us and various Philips business units. Most of the current account transactions relate to deliveries of goods, materials and services. Current accounts with Philips consisted of the following at December 31, 2005 (in thousands):

Current accounts receivable	$231
Current accounts payable	(2,196)
$(1,965)

Accurel

Mr. Sarkissian, our former Chief Executive Officer, President and Chairman of the Board of Directors, owned a 50% interest in Accurel Systems International Corp., an analytical services provider to the semiconductor and data storage markets. We sold equipment and related services and provided certain other services to Accurel in the ordinary course of business. In March 2005, Accurel was sold to Implant Sciences Corporation, an unrelated third party. Following the sale, Mr. Sarkissian owned less than 5% of the outstanding stock of Implant Sciences.

In March 2005, Implant Sciences paid us the $1.2 million that Accurel owed us for a system they purchased in 2002. Subsequent to the acquisition date, neither Implant Sciences nor Accurel is considered a related party.

OTHER TRANSACTIONS

In addition to Philips, we have sold products and services to LSI Logic Corporation, Applied Materials, Inc. and Nanosys, Inc. We consider those entities as related parties because we have directors who are executive officers or directors of those firms. Specifically, Gerhard H. Parker is a director of Applied Materials, Wilfred J. Corrigan is the Chairman of LSI Logic of LSI Logic and Lawrence A. Bock is the Executive Chairman of Nanosys. Sales in 2005 to Applied Materials, LSI Logic and Nanosys, were as follows (in thousands):

Product sales:
Applied Materials	$439
LSI Logic	4
Nanosys	289

Service sales:
Applied Materials	$270
LSI Logic	163
Nanosys	17

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Deloitte & Touche LLP has been appointed to serve as our independent registered public accountants for 2006 and served as our independent registered public accountants for 2005. Representatives of Deloitte & Touche are expected to attend the annual meeting. These representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Fees

The following fees were paid to Deloitte & Touche related to fiscal 2005 and 2004:

	2005	% Pre- approved by Audit Committee	2004	% Pre- approved by Audit Committee
Audit Fees	$2,210,068	100%	$2,294,373	100%
Audit Related Fees(1)	257,762	100%	339,337	100%
Tax Fees(2)	921,125	100%	570,016	100%
All Other Fees	—	—	—	—
	$3,388,955		$3,203,726

(1)          Consists of fees for consents and comfort letters in conjunction with our capital market financial transactions, the audit of our employee benefit plans, fees for statutory audits of our foreign subsidiaries and acquisition and other transactional related due diligence and accounting consultations.

(2)          Consists of corporate tax compliance assistance and other tax consulting.

Pre-Approval Policies

All audit and non-audit services performed by Deloitte & Touche, and all audit services performed by other independent registered public accountants, are pre-approved by the Audit Committee. These services include, but are not limited to, the annual financial statement audit, statutory audits of our foreign subsidiaries, audits of employee benefit plans, compliance with the Sarbanes-Oxley Act of 2002, tax compliance assistance and tax consulting and assistance.

AUDIT COMMITTEE REPORT

This section shall not be deemed to be “soliciting material,” or to be “filed” with the Securities and Exchange Commission, is not subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, and is not to be incorporated by reference into any filing of FEI under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, regardless of date or any other general incorporation language in such filing.

In accordance with the written charter adopted by the Board on January 28, 2004, a copy of which was provided with our proxy statement for our 2004 annual meeting as Appendix A, the Audit Committee of the Board consists of three members and operates under such written charter.

Membership of the Audit Committee

The Audit Committee consists of Michael J. Attardo, Thomas F. Kelly and James T. Richardson (Chair). Dr. Attardo and Messrs. Kelly and Richardson have been determined by our Board to be independent according to SEC rules and the Nasdaq Stock Market’s listing standards.

Audit Committee Financial Expert

As required by the Sarbanes-Oxley Act of 2002, our Board has determined that two members of our Audit Committee, Messrs. Kelly and Richardson, have the qualifications to be “audit committee financial experts” as defined in the SEC’s rules and regulations.

Role of the Audit Committee

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. Our independent registered public accountants are responsible for auditing those financial statements and expressing an opinion about whether they conform to accounting principles generally accepted in the United States. Our responsibility is to monitor and review these processes. We are not professionally engaged in the practice of accounting or auditing, however, and are not experts in the fields of accounting or auditing, including with respect to auditor independence. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent registered public accountants.

The Audit Committee held thirteen meetings during 2005. The meetings were designed to, among other things, facilitate and encourage communication among the Audit Committee, management and FEI’s independent registered public accountants, Deloitte & Touche. The committee discussed with Deloitte & Touche the overall scope and plans for their audits. It met with Deloitte & Touche, with and without management present, to discuss the results of their examinations and their evaluations of FEI’s internal controls.

The purpose of the Audit Committee is to fulfill the Board’s oversight responsibilities relating to our corporate accounting and reporting practices, the quality and integrity of our financial reports, compliance with laws and the maintenance of ethical standards and effective internal controls.

During the meetings held in 2005, the Audit Committee reviewed and discussed, among other things:

•              results of the 2005 independent audit and review of the 2005 financial statements (audited and unaudited), Form 10-K and proxy statement;

•              issues regarding accounting, administrative and operating matters noted during the 2005 audit;

•              requirements and responsibilities for audit committees;

•              FEI’s significant policies for accounting and financial reporting, including revenue recognition, and the status and anticipated effects of changes in those policies;

•              adequacy and effectiveness of FEI’s internal control policies and procedures;

•              the quarterly and annual procedures performed by our independent registered public accountants, Deloitte & Touche;

•              the quarterly consolidated financial statements, earnings releases and filings with the SEC; and

•              other matters concerning FEI’s accounting, financial reporting and internal control.

Review of FEI’s Audited Financial Statements for the Fiscal Year Ended December 31, 2005

At meetings and in discussions in February and March of 2006, the Audit Committee reviewed and discussed the 2005 financial statements with management and the independent registered public accountants. Specifically, the Audit Committee discussed with Deloitte & Touche the matters covered by Statement on Auditing Standards No. 61, as amended by SAS No. 89, SAS No. 90 and Rule 2-07 of Regulation S-X. In addition, the Audit Committee discussed with Deloitte & Touche their independence from management and FEI, including the matters covered in the letter to FEI from the independent registered public accountants required by Independence Standards Board Standard No. 1.

In February and March 2006, the Audit Committee reviewed FEI’s audited financial statements and footnotes for inclusion in FEI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005. Based on this review and prior discussions with management and the independent registered public accountants, the Audit Committee recommended to the Board that FEI’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the SEC.

Audit Committee Members

James T. Richardson, Chairman

Michael J. Attardo
Thomas F. Kelly

STOCK PERFORMANCE GRAPH

This section shall not be deemed to be “soliciting material,” or to be “filed” with the Securities and Exchange Commission, is not subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, and is not to be incorporated by reference into any filing of FEI under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, regardless of date or any other general incorporation language in such filing.

The SEC requires that public companies include in their proxy statements a line-graph presentation comparing cumulative five-year shareholder returns on an indexed basis, assuming a $100 initial investment and reinvestment of dividends, of (a) FEI Company, (b) a broad-based equity market index, and (c) an industry-specific index. The broad-based market index used is the Nasdaq Stock Market Total Return Index - U.S. and the industry-specific peer index used is the Nasdaq Non-Financial Index.

	Base	Indexed Returns
	Period	Year Ending
Company/Index	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
FEI Company	$100.00	$138.51	$67.21	$98.90	$92.31	$84.26
Nasdaq U.S. Index	100.00	79.32	54.84	81.99	89.22	91.12
Nasdaq Non-Financial	100.00	76.47	49.96	76.48	82.47	84.35

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of the outstanding shares of our common stock (“10 percent shareholders”), to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of shares of our common stock and other equity securities. To the best of our knowledge, based solely on review of the copies of such reports furnished to us or otherwise in our files and on written representations from our directors and executive officers, our officers, directors and 10 percent shareholders complied with all applicable Section 16(a) filing requirements during 2005.

TRANSACTION OF OTHER BUSINESS

As of the date of this proxy statement, the Board is not aware of any other matters that may come before this meeting. It is the intention of the persons named in the enclosed proxy to vote the proxy in accordance with the recommendation of management if any other matters do properly come before the meeting.

Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the meeting, no business can be transacted. Therefore, please be sure to date and sign your proxy exactly as your name appears on your stock certificate and return it in the enclosed postage prepaid return envelope. Please act promptly to ensure that you will be represented at this important meeting.

By Order of the Board of Directors:

Bradley J. Thies

Secretary

Appendix A

FEI COMPANY

1995 STOCK INCENTIVE PLAN, WITH PROPOSED AMENDMENTS

As amended effective ~~October 19, 2005~~February 16, 2006

1.             Purpose. The purpose of this Stock Incentive Plan (the “Plan”) is to enable FEI Company (the “Company”) to attract and retain the services of (1) selected employees, officers and directors of the Company or of any subsidiary of the Company and (2) selected non-employee agents, consultants, advisors, persons involved in the sale or distribution of the Company’s products and independent contractors of the Company or any subsidiary.

2.             Shares Subject to the Plan. Subject to adjustment as provided below and in paragraph 14, the shares to be offered under the Plan shall consist of Common Stock of the Company, and the total number of shares of Common Stock that may be issued under the Plan shall not exceed ~~8,000,0000~~9,000,000 shares.  The shares issued under the Plan may be authorized and unissued shares or reacquired shares.  If an option, stock appreciation right, restricted stock unit or performance unit granted under the Plan expires, terminates or is canceled, the unissued shares subject to such option, stock appreciation right, restricted stock unit or performance unit shall again be available under the Plan.  If shares sold or awarded as a bonus under the Plan are forfeited to the Company or repurchased by the Company, the number of shares forfeited or repurchased shall again be available under the Plan.

3.             Effective Date and Duration of Plan.

(a)           Effective Date.  The Plan shall become effective as of April 21, 1995.  No option, stock appreciation right, restricted stock unit or performance unit granted under the Plan shall become exercisable, however, until the Plan is approved by the affirmative vote of the holders of a majority of the shares of Common Stock represented at a shareholders meeting at which a quorum is present and any such awards under the Plan prior to such approval shall be conditioned on and subject to such approval.  Subject to this limitation, options, stock appreciation rights, restricted stock units and performance units may be granted and shares may be awarded as bonuses or sold under the Plan at any time after the effective date and before termination of the Plan.

(b)           Duration.  The Plan shall continue in effect until all shares available for issuance under the Plan have been issued and all restrictions on such shares have lapsed.  The Board of Directors may suspend or terminate the Plan at any time except with respect to options, performance units, restricted stock units and shares subject to restrictions then outstanding under the Plan.  Termination shall not affect any outstanding options, any right of the Company to repurchase shares or the forfeitability of shares issued under the Plan.

Note: Added language is underlined and deleted language is shown with a ~~strikethrough.~~

4.             Administration.

(a)           Board of Directors.  The Plan shall be administered by the Board of Directors of the Company, which shall determine and designate from time to time the individuals to whom awards shall be made, the amount of the awards and the other terms and conditions of the awards.  Subject to the provisions of the Plan, the Board of Directors may from time to time adopt and amend rules and regulations relating to administration of the Plan, advance the lapse of any waiting period, accelerate any exercise date, waive or modify any restriction applicable to shares (except those restrictions imposed by law) and make all other determinations in the judgment of the Board of Directors necessary or desirable for the administration of the Plan.  The interpretation and construction of the provisions of the Plan and related agreements by the Board of Directors shall be final and conclusive.  The Board of Directors may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any related agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect, and it shall be the sole and final judge of such expediency.

(b)           Committee.  The Board of Directors may delegate to a committee of the Board of Directors or specified officers of the Company, or both (the “Committee”) any or all authority for administration of the Plan.  If authority is delegated to a Committee, all references to the Board of Directors in the Plan shall mean and relate to the Committee except (i) as otherwise provided by the Board of Directors, (ii) that only the Board of Directors may amend or terminate the Plan as provided in paragraphs 3 and 15 and (iii) that a Committee including officers of the Company shall not be permitted to grant options to persons who are officers of the Company.  To the extent that the Board of Directors determines it to be desirable to qualify awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the Plan shall be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

5.             Types of Awards; Eligibility.  The Board of Directors may, from time to time, take the following action, separately or in combination, under the Plan:  (i) grant Incentive Stock Options, as defined in section 422 of the Code ~~Internal Revenue Code of 1986, as amended (the “Code”)~~, as provided in paragraphs 6(a) and 6(b); (ii) grant options other than Incentive Stock Options (“Non-Statutory Stock Options”) as provided in paragraphs 6(a) and 6(c); (iii) award stock bonuses as provided in paragraph 7; (iv) sell shares subject to restrictions as provided in paragraph 8; (v) grant stock appreciation rights as provided in paragraph 9; (vi) grant cash bonus rights as provided in paragraph 10; (vii) grant performance units as provided in paragraph 11; (viii) grant foreign qualified awards as provided in paragraph 12; and (ix) grant restricted stock units as provided in paragraph 13.  Any such awards may be made to employees, including employees who are officers or directors, and to other individuals described in paragraph 1 who the Board of Directors believes have made or will make an important contribution to the Company or any subsidiary of the Company; provided, however, that only employees of the Company shall be eligible to receive Incentive Stock Options under the Plan.  The Board of Directors shall select the individuals to whom awards shall be made and shall specify the action taken with respect to each individual to whom an award is made.  At the discretion of the Board of Directors, an individual may be given an election to surrender an award in exchange for the grant of a new award.  ~~No employee may be granted options or stock appreciation rights under the Plan for more than an aggregate of 200,000 shares of Common Stock in connection with the hiring of the employee or 250,000 shares of Common Stock otherwise in each calendar year thereafter.~~

Note: Added language is underlined and deleted language is shown with a ~~strikethrough.~~

6.             Option Grants.

(a)           General Rules Relating to Options.

(i)            Terms of Grant.  The Board of Directors may grant options under the Plan.  With respect to each option grant, the Board of Directors shall determine the number of shares subject to the option, the option price, the period of the option, the time or times at which the option may be exercised and whether the option is an Incentive Stock Option or a Non-Statutory Stock Option.  At the time of the grant of an option or at any time thereafter, the Board of Directors may provide that an optionee who exercised an option with Common Stock of the Company shall automatically receive a new option to purchase additional shares equal to the number of shares surrendered and may specify the terms and conditions of such new options.

 (ii)          Exercise of Options.  Except as provided in paragraph 6(a) (iv) or as determined by the Board of Directors, no option granted under the Plan may be exercised unless at the time of such exercise the optionee is employed by or in the service of the Company or any subsidiary of the Company and shall have been so employed or provided such service continuously since the date such option was granted.  Absence on leave or on account of illness or disability under rules established by the Board of Directors shall not, however, be deemed an interruption of employment or service for this purpose.  Unless otherwise determined by the Board of Directors, vesting of options shall not continue during an absence on leave (including an extended illness) or on account of disability.  Except as provided in paragraphs 6(a) (iv) and 14, options granted under the Plan may be exercised from time to time over the period stated in each option in such amounts and at such times as shall be prescribed by the Board of Directors, provided that options shall not be exercised for fractional shares.  Unless otherwise determined by the Board of Directors, if the optionee does not exercise an option in any one year with respect to the full number of shares to which the optionee is entitled in that year, the optionee’s rights shall be cumulative and the optionee may purchase those shares in any subsequent year during the term of the option.

(iii)          Nontransferability.  Each Incentive Stock Option and, unless otherwise determined by the Board of Directors, each other option granted under the Plan by its terms shall be nonassignable and nontransferable by the optionee, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the optionee’s domicile at the time of death.

(iv)          Termination of Employment or Service.

(A)          General Rule.  Unless otherwise determined by the Board of Directors, in the event the employment or service of the optionee with the Company or a subsidiary terminates for any reason other than because of physical disability or death as provided in subparagraphs 6(a)(iv)(B) and (C), the option may be exercised at any time prior to the expiration date of the option or the expiration of 30 days after the date of such termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of such termination.

(B)           Termination Because of Total Disability.  Unless otherwise determined by the Board of Directors, in the event of the termination of employment or service because of total disability, the option may be exercised at any time prior to the expiration date of the option or the expiration of 12 months after the date of such termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of such termination.  The term “total disability” means a medically determinable mental or physical impairment which is expected to result in death or which has lasted or is expected to last for a continuous period of 12 months or more and which causes the optionee to be unable, in the opinion of the Company and two independent physicians, to perform his or her duties as an employee, director, officer or consultant of the Company and to be engaged in any substantial gainful activity.  Total disability shall be deemed to have occurred on the first day after the Company and the two independent physicians have furnished their opinion of total disability to the Company.

Note: Added language is underlined and deleted language is shown with a ~~strikethrough.~~

(C)           Termination Because of Death.  Unless otherwise determined by the Board of Directors, in the event of the death of an optionee while employed by or providing service to the Company or a subsidiary, the option may be exercised at any time prior to the expiration date of the option or the expiration of 12 months after the date of death, whichever is the shorter period, for any portion of the option exercisable as of the date of death and any outstanding unvested portion of the option, which shall become fully vested and immediately exercisable as of the date of death, and only by the person or persons to whom such optionee’s rights under the option shall pass by the optionee’s will or by the laws of descent and distribution of the state or country of domicile at the time of death.

(D)          Amendment of Exercise Period Applicable to Termination.  The Board of Directors, at the time of grant or, with respect to an option that is not an Incentive Stock Option, at any time thereafter, may extend the 30-day and 12-month exercise periods any length of time not longer than the original expiration date of the option, and may increase the portion of an option that is exercisable, subject to such terms and conditions as the Board of Directors may determine.

(E)           Failure to Exercise Option.  To the extent that the option of any deceased optionee or of any optionee whose employment or service terminates is not exercised within the applicable period, all further rights to purchase shares pursuant to such option shall cease and terminate.

(v)           Purchase of Shares.  Unless the Board of Directors determines otherwise, shares may be acquired pursuant to an option granted under the Plan only upon receipt by the Company of notice in writing from the optionee of the optionee’s intention to exercise, specifying the number of shares as to which the optionee desires to exercise the option and the date on which the optionee desires to complete the transaction, and if required in order to comply with the Securities Act of 1933, as amended, containing a representation that it is the optionee’s present intention to acquire the shares for investment and not with a view to distribution.  Unless the Board of Directors determines otherwise, on or before the date specified for completion of the purchase of shares pursuant to an option, the optionee must have paid the Company the full purchase price of such shares in cash (including, with the consent of the Board of Directors, cash that may be the proceeds of a loan from the Company (provided that, with respect to an Incentive Stock Option, such loan is approved at the time of option grant)) or, with the consent of the Board of Directors, in whole or in part, in Common Stock of the Company valued at fair market value, restricted stock, performance units or other contingent awards denominated in either stock or cash, promissory notes and other forms of consideration.  The fair market value of Common Stock provided in payment of the purchase price shall be determined by the Board of Directors.  If the Common Stock of the Company is not publicly traded on the date the option is exercised, the Board of Directors may consider any valuation methods it deems appropriate and may, but is not required to, obtain one or more independent appraisals of the Company.  If the Common Stock of the Company is publicly traded on the date the option is exercised, the fair market value of Common Stock provided in payment of the purchase price shall be the closing price of the Common Stock as reported in The Wall Street Journal on the last trading day preceding the date the option is exercised, or such other reported value of the Common Stock as shall be specified by the Board of Directors.  No shares shall be issued until full payment for the shares has been made.  With the consent of the Board of Directors (which, in the case of an Incentive Stock Option, shall be given only at the time of option grant), an optionee may request the Company to apply automatically the shares to be received upon the exercise of a portion of a stock option (even though stock certificates have not yet been issued) to satisfy the purchase price for additional portions of the option.  Each optionee who has exercised an option shall immediately upon notification of the amount due, if any, pay to the Company in cash amounts necessary to satisfy any applicable federal, state and local tax withholding requirements.  If additional withholding is or becomes required beyond any amount deposited before delivery of the certificates, the optionee shall pay such amount to the Company on demand.  If the optionee fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the optionee, including salary, subject to applicable law.  With the consent of the Board of Directors an optionee may satisfy this obligation, in whole or in part, by having the Company withhold from the shares to be issued upon the exercise that number of shares that would satisfy the withholding amount due or by delivering to the Company Common Stock to satisfy the withholding amount.  Upon the exercise of an option, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued upon exercise of the option.

Note: Added language is underlined and deleted language is shown with a ~~strikethrough.~~

(b)           Incentive Stock Options.  Incentive Stock Options shall be subject to the following additional terms and conditions:

(i)            Limitation on Amount of Grants.  No employee may be granted Incentive Stock Options under the Plan if the aggregate fair market value, on the date of grant, of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by that employee during any calendar year under the Plan and under all incentive stock option plans (within the meaning of section 422 of the Code) of the Company or any parent or subsidiary of the Company exceeds $100,000.

(ii)           Limitations on Grants to 10 Percent Shareholders.  An Incentive Stock Option may be granted under the Plan to an employee possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary of the Company only if the option price is at least 110 percent of the fair market value, as described in paragraph 6(b)(iv), of the Common Stock subject to the option on the date it is granted and the option by its terms is not exercisable after the expiration of five years from the date it is granted.

(iii)          Duration of Options.  Subject to paragraphs 6(a) (ii) and 6(b) (ii), Incentive Stock Options granted under the Plan shall continue in effect for the period fixed by the Board of Directors, except that no Incentive Stock Option shall be exercisable after the expiration of 10 years from the date it is granted.

(iv)          Option Price.  The option price per share shall be determined by the Board of Directors at the time of grant.  Except as provided in paragraph 6(b) (ii), the option price shall not be less than 100 percent of the fair market value of the Common Stock covered by the Incentive Stock Option at the date the option is granted.  The fair market value shall be determined by the Board of Directors.  If the Common Stock of the Company is not publicly traded on the date the option is granted, the Board of Directors may consider any valuation methods it deems appropriate and may, but is not required to, obtain one or more independent appraisals of the Company.  If the Common Stock of the Company is publicly traded on the date the option is exercised, the fair market value shall be deemed to be the closing price of the Common Stock as reported in The Wall Street Journal on the day preceding the date the option is granted, or, if there has been no sale on that date, on the last preceding date on which a sale occurred or such other value of the Common Stock as shall be specified by the Board of Directors.

(v)           Limitation on Time of Grant.  No Incentive Stock Option shall be granted on or after the tenth anniversary of the effective date of the Plan.

(vi)          Conversion of Incentive Stock Options.  The Board of Directors may at any time without the consent of the optionee convert an Incentive Stock Option to a Non-Statutory Stock Option.

(c)           Non-Statutory Stock Options.  Non-Statutory Stock Options shall be subject to the following terms and conditions in addition to those set forth in Section 6(a) above:

(i)            Option Price.  The option price for Non-Statutory Stock Options shall be determined by the Board of Directors at the time of grant and may be any amount determined by the Board of Directors.  Notwithstanding the foregoing, with respect to Non-Statutory Stock Options intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the option price will be no less than 100 percent of the fair market value per share on the date of grant.

(ii)           Duration of Options.  Non-Statutory Stock Options granted under the Plan shall continue in effect for the period fixed by the Board of Directors.

Note: Added language is underlined and deleted language is shown with a ~~strikethrough.~~

7.             Stock Bonuses.  The Board of Directors may award shares under the Plan as stock bonuses.  Shares awarded as a bonus shall be subject to the terms, conditions, and restrictions determined by the Board of Directors. The restrictions may include restrictions concerning transferability and forfeiture of the shares awarded, together with such other restrictions as may be determined by the Board of Directors.  If shares are subject to forfeiture, all dividends or other distributions paid by the Company with respect to the shares shall be retained by the Company until the shares are no longer subject to forfeiture, at which time all accumulated amounts shall be paid to the recipient.  The Board of Directors may require the recipient to sign an agreement as a condition of the award, but may not require the recipient to pay any monetary consideration other than amounts necessary to satisfy tax withholding requirements. The agreement may contain any terms, conditions, restrictions, representations and warranties required by the Board of Directors. The certificates representing the shares awarded shall bear any legends required by the Board of Directors. The Company may require any recipient of a stock bonus to pay to the Company in cash upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements.  If the recipient fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the recipient, including salary or fees for services, subject to applicable law.  With the consent of the Board of Directors, a recipient may deliver Common Stock to the Company to satisfy this withholding obligation. Upon the issuance of a stock bonus, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued.

8.             Restricted Stock. The Board of Directors may issue shares under the Plan for such consideration (including promissory notes and services) as determined by the Board of Directors.  Shares issued under the Plan shall be subject to the terms, conditions and restrictions determined by the Board of Directors. The restrictions may include restrictions concerning transferability, repurchase by the Company and forfeiture of the shares issued, together with such other restrictions as may be determined by the Board of Directors. If shares are subject to forfeiture or repurchase by the Company, all dividends or other distributions paid by the Company with respect to the shares shall be retained by the Company until the shares are no longer subject to forfeiture or repurchase, at which time all accumulated amounts shall be paid to the recipient. All Common Stock issued pursuant to this paragraph 8 shall be subject to a purchase agreement, which shall be executed by the Company and the prospective recipient of the shares prior to the delivery of certificates representing such shares to the recipient. The purchase agreement may contain any terms, conditions, restrictions, representations and warranties required by the Board of Directors.  The certificates representing the shares shall bear any legends required by the Board of Directors. The Company may require any purchaser of restricted stock to pay to the Company in cash upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements.  If the purchaser fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the purchaser, including salary, subject to applicable law.  With the consent of the Board of Directors, a purchaser may deliver Common Stock to the Company to satisfy this withholding obligation.  Upon the issuance of restricted stock, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued.

9.             Stock Appreciation Rights.

(a)           Grant.  Stock appreciation rights may be granted under the Plan by the Board of Directors, subject to such rules, terms, and conditions as the Board of Directors prescribes.

Note: Added language is underlined and deleted language is shown with a ~~strikethrough.~~

(b)           Exercise.

(i)            Each stock appreciation right shall entitle the holder, upon exercise, to receive from the Company in exchange therefore an amount equal in value to the excess of the fair market value on the date of exercise of one share of Common Stock of the Company over its fair market value on the date of grant (or, in the case of a stock appreciation right granted in connection with an option, the excess of the fair market value of one share of Common Stock of the Company over the option price per share under the option to which the stock appreciation right relates), multiplied by the number of shares covered by the stock appreciation right or the option, or portion thereof, that is surrendered. No stock appreciation right shall be exercisable at a time that the amount determined under this subparagraph is negative. Payment by the Company upon exercise of a stock appreciation right may be made in Common Stock valued at fair market value, in cash, or partly in Common Stock and partly in cash, all as determined by the Board of Directors.

(ii)           A stock appreciation right shall be exercisable only at the time or times established by the Board of Directors.  If a stock appreciation right is granted in connection with an option, the following rules shall apply:  (1) the stock appreciation right shall be exercisable only to the extent and on the same conditions that the related option could be exercised; (2) the stock appreciation rights shall be exercisable only when the fair market value of the stock exceeds the option price of the related option; (3) the stock appreciation right shall be for no more than 100 percent of the excess of the fair market value of the stock at the time of exercise over the option price; (4) upon exercise of the stock appreciation right, the option or portion thereof to which the stock appreciation right relates terminates; and (5) upon exercise of the option, the related stock appreciation right or portion thereof terminates.

(iii)          The Board of Directors may withdraw any stock appreciation right granted under the Plan at any time and may impose any conditions upon the exercise of a stock appreciation right or adopt rules and regulations from time to time affecting the rights of holders of stock appreciation rights.  Such rules and regulations may govern the right to exercise stock appreciation rights granted prior to adoption or amendment of such rules and regulations as well as stock appreciation rights granted thereafter.

(iv)          For purposes of this paragraph 9, the fair market value of the Common Stock shall be determined as of the date the stock appreciation right is exercised, under the methods set forth in paragraph 6(b) (iv).

(v)           No fractional shares shall be issued upon exercise of a stock appreciation right.  In lieu thereof, cash may be paid in an amount equal to the value of the fraction or, if the Board of Directors shall determine, the number of shares may be rounded downward to the next whole share.

(vi)          Each stock appreciation right granted in connection with an Incentive Stock Option, and unless otherwise determined by the Board of Directors, each other stock appreciation right granted under the Plan by its terms shall be nonassignable and nontransferable by the holder, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the holder’s domicile at the time of death, and each stock appreciation right by its terms shall be exercisable during the holder’s lifetime only by the holder.

(vii)         Each participant who has exercised a stock appreciation right shall, upon notification of the amount due, pay to the Company in cash amounts necessary to satisfy any applicable federal, state and local tax withholding requirements.  If the participant fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the participant including salary, subject to applicable law.  With the consent of the Board of Directors a participant may satisfy this obligation, in whole or in part, by having the Company withhold from any shares to be issued upon the exercise that number of shares that would satisfy the withholding amount due or by delivering Common Stock to the Company to satisfy the withholding amount.

Note: Added language is underlined and deleted language is shown with a ~~strikethrough.~~

(viii)        Upon the exercise of a stock appreciation right for shares, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued.  Cash payments of stock appreciation rights shall not reduce the number of shares of Common Stock reserved for issuance under the Plan.

10.  Cash Bonus Rights.

(a)           Grant.  The Board of Directors may grant cash bonus rights under the Plan in connection with (i) options granted or previously granted, (ii) stock appreciation rights granted or previously granted, (iii) stock bonuses awarded or previously awarded and (iv) shares sold or previously sold under the Plan.  Cash bonus rights will be subject to rules, terms and conditions as the Board of Directors may prescribe.  Unless otherwise determined by the Board of Directors, each cash bonus right granted under the Plan by its terms shall be nonassignable and nontransferable by the holder, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the holder’s domicile at the time of death.  The payment of a cash bonus shall not reduce the number of shares of Common Stock reserved for issuance under the Plan.

(b)           Cash Bonus Rights in Connection With Options.  A cash bonus right granted in connection with an option will entitle an optionee to a cash bonus when the related option is exercised (or terminates in connection with the exercise of a stock appreciation right related to the option) in whole or in part if, in the sole discretion of the Board of Directors, the bonus right will result in a tax deduction that the Company has sufficient taxable income to use.  If an optionee purchases shares upon exercise of an option and does not exercise a related stock appreciation right, the amount of the bonus, if any, shall be determined by multiplying the excess of the total fair market value of the shares to be acquired upon the exercise over the total option price for the shares by the applicable bonus percentage.  If the optionee exercises a related stock appreciation right in connection with the termination of an option, the amount of the bonus, if any, shall be determined by multiplying the total fair market value of the shares and cash received pursuant to the exercise of the stock appreciation right by the applicable bonus percentage.  The bonus percentage applicable to a bonus right, including a previously granted bonus right, may be changed from time to time at the sole discretion of the Board of Directors but shall in no event exceed 75 percent.

 (c)          Cash Bonus Rights in Connection With Stock Bonus.  A cash bonus right granted in connection with a stock bonus will entitle the recipient to a cash bonus payable when the stock bonus is awarded or restrictions, if any, to which the stock is subject lapse.  If bonus stock awarded is subject to restrictions and is repurchased by the Company or forfeited by the holder, the cash bonus right granted in connection with the stock bonus shall terminate and may not be exercised.  The amount and timing of payment of a cash bonus shall be determined by the Board of Directors.

(d)           Cash Bonus Rights in Connection With Stock Purchases.  A cash bonus right granted in connection with the purchase of stock pursuant to paragraph 8 will entitle the recipient to a cash bonus when the shares are purchased or restrictions, if any, to which the stock is subject lapse.  Any cash bonus right granted in connection with shares purchased pursuant to paragraph 8 shall terminate and may not be exercised in the event the shares are repurchased by the Company or forfeited by the holder pursuant to applicable restrictions.  The amount of any cash bonus to be awarded and timing of payment of a cash bonus shall be determined by the Board of Directors.

(e)           Taxes.  The Company shall withhold from any cash bonus paid pursuant to paragraph 10 the amount necessary to satisfy any applicable federal, state and local withholding requirements.

Note: Added language is underlined and deleted language is shown with a ~~strikethrough.~~

11.           Performance Units.  The Board of Directors may grant performance units consisting of monetary units which may be earned in whole or in part if the Company achieves certain goals established by the Board of Directors over a designated period of time, but not in any event more than 10 years. The goals established by the Board of Directors may include earnings per share, return on shareholders’ equity, return on invested capital, and such other goals as may be established by the Board of Directors. In the event that the minimum performance goal established by the Board of Directors is not achieved at the conclusion of a period, no payment shall be made to the participants. In the event the maximum corporate goal is achieved, 100 percent of the monetary value of the performance units shall be paid to or vested in the participants.  Partial achievement of the maximum goal may result in a payment or vesting corresponding to the degree of achievement as determined by the Board of Directors.  Payment of an award earned may be in cash or in Common Stock or in a combination of both, and may be made when earned, or vested and deferred, as the Board of Directors determines.  Deferred awards shall earn interest on the terms and at a rate determined by the Board of Directors. Unless otherwise determined by the Board of Directors, each performance unit granted under the Plan by its terms shall be nonassignable and nontransferable by the holder, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the holder’s domicile at the time of death. Each participant who has been awarded a performance unit shall, upon notification of the amount due, pay to the Company in cash amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If the participant fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the participant, including salary or fees for services, subject to applicable law.  With the consent of the Board of Directors a participant may satisfy this obligation, in whole or in part, by having the Company withhold from any shares to be issued that number of shares that would satisfy the withholding amount due or by delivering Common Stock to the Company to satisfy the withholding amount. The payment of a performance unit in cash shall not reduce the number of shares of Common Stock reserved for issuance under the Plan. The number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued upon payment of an award.

12.           Foreign Qualified Grants.  Awards under the Plan may be granted to such officers and employees of the Company and its subsidiaries and such other persons described in paragraph 1 residing in foreign jurisdictions as the Board of Directors may determine from time to time.  The Board of Directors may adopt such supplements to the Plan as may be necessary to comply with the applicable laws of such foreign jurisdictions and to afford participants favorable treatment under such laws; provided, however, that no award shall be granted under any such supplement with terms which are more beneficial to the participants than the terms permitted by the Plan.

13.           Restricted Stock Units.

(a)           Grant.  Restricted stock units may be granted at any time and from time to time as determined by the Board of Directors.  For this purpose, a restricted stock unit shall mean a bookkeeping entry representing an amount equal to the fair market value of one share of Common Stock, granted pursuant to this paragraph 13.  Each restricted stock unit represents an unfunded and unsecured obligation of the Company.  Each restricted stock unit grant will be evidenced by an agreement that will specify such other terms and conditions as the Board of Directors, in its sole discretion, will determine, including all terms, conditions, and restrictions related to the grant, the number of restricted stock units and the form of payout, which, subject to paragraph 13(d), may be left to the discretion of the Board of Directors.

(b)           Vesting Criteria and Other Terms.  The Board of Directors will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of restricted stock units that will be paid out to the participant.  The Board of Directors may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment), or any other basis determined by the Board of Directors in its discretion.

Note: Added language is underlined and deleted language is shown with a ~~strikethrough.~~

(c)           Earning Restricted Stock Units.  Upon meeting the applicable vesting criteria, the participant will be entitled to receive a payout as specified in the award agreement. Notwithstanding the foregoing, at any time after the grant of restricted stock units, the Board of Directors, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d)           Form and Timing of Payment.  Payment of earned restricted stock units will be made as soon as practicable after the date(s) set forth in the award agreement. The Board of Directors, in its sole discretion, may pay earned restricted stock units in cash, shares of Common Stock, or a combination thereof.  Shares of Common Stock represented by restricted stock units that are fully paid in cash again will be available for grant under the Plan.

(e)           Cancellation.  On the date set forth in the award agreement, all unearned restricted stock units will be forfeited to the Company.

(f)            Transferability.  Unless otherwise determined by the Board of Directors, each restricted stock unit granted under the Plan by its terms shall be nonassignable and nontransferable by the holder, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the holder’s domicile at the time of death.

14.           Changes in Capital Structure.

(a)           Stock Splits; Stock Dividends.  If the outstanding Common Stock of the Company is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split, combination of shares or dividend payable in shares, recapitalization or reclassification appropriate adjustment shall be made by the Board of Directors in the number and kind of shares available for grants under the Plan.  In addition, the Board of Directors shall make appropriate adjustment in the number and kind of shares as to which outstanding options, or portions thereof then unexercised, shall be exercisable, so that the optionee’s proportionate interest before and after the occurrence of the event is maintained.  Notwithstanding the foregoing, the Board of Directors shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Board of Directors.  Any such adjustments made by the Board of Directors shall be conclusive.

 (b)          Mergers, Reorganizations, Etc. In the event of a merger, consolidation, plan of exchange, acquisition of property or stock, separation, reorganization or liquidation to which the Company or a subsidiary is a party or a sale of all or substantially all of the Company’s assets (each, a “Transaction”), the Board of Directors shall, in its sole discretion and to the extent possible under the structure of the Transaction, select one of the following alternatives for treating outstanding options under the Plan:

(i)            Outstanding options shall remain in effect in accordance with their terms.

(ii)           Outstanding options shall be converted into options to purchase stock in the corporation that is the surviving or acquiring corporation in the Transaction. The amount, type of securities subject thereto and exercise price of the converted options shall be determined by the Board of Directors of the Company, taking into account the relative values of the companies involved in the Transaction and the exchange rate, if any, used in determining shares of the surviving corporation to be issued to holders of shares of the Company.  Unless otherwise determined by the Board of Directors, the converted options shall be vested only to the extent that the vesting requirements relating to options granted hereunder have been satisfied.

(iii)          The Board of Directors shall provide a 30-day period prior to the consummation of the Transaction during which outstanding options may be exercised to the extent then exercisable, and upon the expiration of such 30-day period, all unexercised options shall immediately terminate.  The Board of Directors may, in its sole discretion, accelerate the exercisability of options so that they are exercisable in full during such 30-day period.

Note: Added language is underlined and deleted language is shown with a ~~strikethrough.~~

(c)           Dissolution of the Company.  In the event of the dissolution of the Company, options shall be treated in accordance with paragraph 14(b) (iii).

(d)           Rights Issued by Another Corporation. The Board of Directors may also grant options, stock appreciation rights, performance units, stock bonuses and cash bonuses and issue restricted stock under the Plan having terms, conditions and provisions that vary from those specified in this Plan provided that any such awards are granted in substitution for, or in connection with the assumption of, existing options, stock appreciation rights, stock bonuses, cash bonuses, restricted stock and performance units granted, awarded or issued by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a Transaction.

15.           Amendment of Plan.  The Board of Directors may at any time, and from time to time, modify or amend the Plan in such respects as it shall deem advisable because of changes in the law while the Plan is in effect or for any other reason.  Except as provided in paragraphs 6(a)(iv), 9, 10 and 14, however, no change in an award already granted shall be made without the written consent of the holder of such award.

16.           Approvals.  The obligations of the Company under the Plan are subject to the approval of state and federal authorities or agencies with jurisdiction in the matter.  The Company will use its best efforts to take steps required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company’s shares may then be listed, in connection with the grants under the Plan.  The foregoing notwithstanding, the Company shall not be obligated to issue or deliver Common Stock under the Plan if such issuance or delivery would violate applicable state or federal securities laws.

17.           Employment and Service Rights.  Nothing in the Plan or any award pursuant to the Plan shall (i) confer upon any employee any right to be continued in the employment of the Company or any subsidiary or interfere in any way with the right of the Company or any subsidiary by whom such employee is employed to terminate such employee’s employment at any time, for any reason, with or without cause, or to decrease such employee’s compensation or benefits, or (ii) confer upon any person engaged by the Company any right to be retained or employed by the Company or to the continuation, extension, renewal, or modification of any compensation, contract, or arrangement with or by the Company.

18.           Rights as a Shareholder. The recipient of any award under the Plan shall have no rights as a shareholder with respect to any Common Stock until the date of issue to the recipient of a stock certificate for such shares.  Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued.

~~19.          Option Grants to Non-Employee Directors.~~

~~(a)           Initial Board Grants.  Each person who is  Director when the Plan is adopted or who becomes a Non-Employee Director thereafter shall be automatically granted an option to purchase 15,000 shares of Common Stock on the date the Plan is approved by the shareholders of the Company or when he or she becomes a Non-Employee Director.  A “Non-Employee Director” is a director who is not an officer or employee of the Company or any of its subsidiaries.~~

~~(b)           Additional Grants.  Each Non-Employee Director shall be automatically granted an option to purchase additional shares of Common Stock in each calendar year subsequent to the year in which such Non-Employee Director was granted an option pursuant to paragraph 19(a), such option to be granted as of the date of the Company’s annual meeting of shareholders held in such calendar year, provided that the Non-Employee Director continues to serve in such capacity as of such date.  The number of shares subject to each additional grant shall be 7,500 shares for each Non-Employee Director.~~

Note: Added language is underlined and deleted language is shown with a ~~strikethrough.~~

~~(c)           Exercise Price.  The exercise price of all options granted pursuant to this paragraph 19 shall be equal to 100 percent of the fair market value of the Common Stock determined pursuant to paragraph 6(b) (iv).~~

~~(d)           Term of Option.  The term of each option granted pursuant to this paragraph 19 shall be 10 years from the date of grant.~~

~~(e)           Exercisability.  Until an option expires or is terminated and except as provided in paragraphs 19(f) and 14, an option granted under this paragraph 19 shall be exercisable according to the following schedule:  2.78% for each complete month of continuous service after the date of grant, rounded up to the next full share, until fully vested.  For purposes of this paragraph 19(e), a complete month shall be deemed to be the period which starts on the day of grant and ends on the same day of the following calendar month, so that each successive “complete month” ends on the same day of each successive calendar month (or, in respect of any calendar month which does not include such a day, that “complete month” shall end on the first day of the next following calendar month).~~

~~(f)            Termination As a Director.  If an optionee ceases to be a director of the Company for any reason, including death, the option may be exercised at any time prior to the expiration date of the option or the expiration of 30 days (or 12 months in the event of death) after the last day the optionee served as a director, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option as of the last day the optionee served as a director, provided, however, that in the event of death, any outstanding unvested portion of the option shall become fully vested and immediately exercisable as of the date of death.~~

~~(g)           Nontransferability.  Each option by its terms shall be nonassignable and nontransferable by the optionee, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the optionee’s domicile at the time of death, and each option by its terms shall be exercisable during the optionee’s lifetime only by the optionee.~~

~~(h)           Exercise of Options.  Options may be exercised upon payment of cash or shares of Common Stock of the Company in accordance with paragraph 6(a) (v).~~

19.           Restricted Stock Unit Grants to Non-Employee Directors.

(a)           Initial Board Grants. Each Non-Employee Director shall be automatically granted restricted stock units equal to 5,000 shares of Common Stock on the date such person first becomes a Non-Employee Director, whether through election by the shareholders of the Company or appointment by the Board of Directors to fill a vacancy. A “Non-Employee Director” is a director who is not an officer or employee of the Company or any of its subsidiaries. Notwithstanding the foregoing, a director who ceases to be an employee of the Company but remains a director of the Company and thereby becomes a Non-Employee Director shall not receive the grant of restricted stock units provided under this paragraph 19(a).

(b)           Additional Grants. Each Non-Employee Director shall be automatically granted additional restricted stock units equal to 2,500 shares of Common Stock in each calendar year subsequent to the year in which such person became a Non-Employee Director, such restricted stock units to be granted as of the date of the Company’s annual meeting of shareholders held in such calendar year, provided that the Non-Employee Director continues to serve in such capacity as of such date.

(c)           Terms of Restricted Stock Units.

(i)            Award Agreement.  Each award of restricted stock units granted pursuant to this paragraph 19 shall be evidenced by an agreement that will specify the number of restricted stock units and such other terms and conditions as the Board of Directors, in its sole discretion, shall determine, including all terms, conditions, and restrictions related to the grant and the form of payout, which, subject to paragraph 19(c)(iii), may be left tot he discretion of the Board of Directors.

Note: Added language is underlined and deleted language is shown with a ~~strikethrough.~~

(ii)           Vesting.  Each award of restricted stock units shall vest as to twenty-five (25%) of the restricted stock units on each anniversary of its date of grant provided that the Non-employee Director continues to serve as a director of the Company on such date. Notwithstanding the foregoing, if the Non-employee Director ceases to be a director of the Company due to death, one hundred percent (100%) of the unvested portion of the restricted stock units subject to the award shall vest on the date of the Non-employee Director’s death.

(iii)          Form and Timing of Payment.  Payment of restricted stock units shall be made as soon as practicable following the date on which such restricted stock units vest in accordance with paragraph 19(ii).  The Board of Directors, in its sole discretion, may pay vested restricted stock units in cash, shares of Common Stock, or a combination thereof.  Shares of Common Stock represented by restricted stock units that are fully paid in cash shall again be available for grant under the Plan.

(d)           Section 409A Compliance.  Unless otherwise determined by the Board of Directors, grants made under this paragraph 19 shall comply with the provisions of Section 409A of the Code. The Board of Directors of the Company reserves the right to amend this paragraph 19 as it deems necessary or advisable, in its sole discretion and without the consent of the Employee, to comply with Section 409A of the Code or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code.

(e)           Nontransferability.  Each restricted stock unit by its terms shall be nonassignable and nontransferable by the holder, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the holder’s domicile at the time of death.

20.           Code Section 162(m) Provisions.

(a)           Option and SAR Annual Share Limit.  No individual shall be granted, in any calendar year, options and stock appreciation rights to purchase more than 250,000 shares of Common Stock; provided, however, that such limit shall be 200,000 shares of Common Stock in the individual’s first calendar year of Company service.

(b)           Restricted Stock, Stock Bonus, Restricted Stock Unit and Performance Unit Annual Limits.  No individual shall be granted, in any calendar year, more than 75,000 shares of Common Stock in the aggregate of the following: (i) restricted stock, (ii) stock bonuses, or (iii) restricted stock units.  No individual shall be granted, in any calendar year, performance units having an initial value greater than $2,000,000.

(c)           Section 162(m) Performance Goals.  “Performance Goals” shall mean the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to an employee with respect to an award of restricted stock, stock bonuses, restricted stock units and performance units.  As determined by the Committee, the Performance Goals applicable to an award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) Operating Income, (b) Pretax Income, and (c) Return on Sales.  The Performance Goals may differ from employee to employee and from award to award.  Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms (including, but not limited to, passage of time and/or against another company or companies), (iii) on a per-share basis, (iv) against the performance of the Company as a whole or of a business unit of the Company, and/or (v) to the extent not otherwise specified by the definition of the Performance Goal, on a pre-tax or after-tax basis.  Prior to the Determination Date, the Committee shall determine whether any element(s) or item(s) shall be included in or excluded from the calculation of any Performance Goal with respect to any Participants.

Note: Added language is underlined and deleted language is shown with a ~~strikethrough.~~

(i)            “Operating Income” means the Company’s or a business unit’s income from operations determined in accordance with generally accepted accounting principles.

(ii)           “Pretax Income” means the Company’s or a business unit’s income before taxes, determined in accordance with generally accepted accounting principles.

(iii)          “Return on Sales” means the percentage equal to the Company’s or a business unit’s Operating Income before incentive compensation, divided by the Company’s or the business unit’s, as applicable, revenue, determined in accordance with generally accepted accounting principles.

(d)           Section 162(m) Performance Restrictions.  For purposes of qualifying grants of restricted stock, stock bonuses, restricted stock units and performance units as “performance-based compensation” under Section 162(m) of the Code, the Committee, in its discretion, may set restrictions based upon the achievement of Performance Goals.  The Performance Goals shall be set by the Committee on or before the latest date permissible to enable the restricted stock, stock bonuses, restricted stock units and performance units to qualify as “performance-based compensation” under Section 162(m) of the Code.  In granting restricted stock, stock bonuses, restricted stock units and performance units which are intended to qualify under Section 162(m) of the Code, the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

(d)           Changes in Capitalization.  The numerical limitations in Sections 20(a) and 20(b) shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 14(a).

(e)           If an award is cancelled in the same calendar year in which it was granted (other than in connection with a transaction described in Section 14 of the Plan), the cancelled award will be counted against the limits set forth in subsections (a) and (b) above.  For this purpose, if the exercise price of an option is reduced, the transaction will be treated as a cancellation of the option and the grant of a new option.

Adopted: April 21, 1995

Approved by Shareholders:  May 5, 1995

Note: Added language is underlined and deleted language is shown with a ~~strikethrough.~~

FEI COMPANY

Proxy for Annual Meeting of Shareholders to be Held on May 11, 2006

The undersigned hereby names, constitutes and appoints Raymond A. Link and  Bradley J. Thies, or either one of them acting in absence of the other, with full power of substitution, my true and lawful attorneys and Proxies for me and in my place and stead to attend the Annual Meeting of the Shareholders of FEI Company (the “Company”) to be held at 9:00 a.m. on Thursday, May 11, 2006, and at any and all postponements or adjournments thereof, and to vote all the shares of common stock held of record in the name of the undersigned on March 21, 2006, with all the powers that the undersigned would possess if he or she were personally present.

1.	PROPOSAL 1 - Election of Directors	☐ FOR all nominees listed below
☐ WITHHOLD AUTHORITY to vote for all nominees listed below

To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below:

Michael J. Attardo	Lawrence A. Bock	Wilfred J. Corrigan

Thomas F. Kelly	William W. Lattin	Jan C. Lobbezoo

Gerhard Parker	James T. Richardson	Donald R. VanLuvanee

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF

THE NOMINEES NAMED ABOVE.

2.               To consider and vote on a proposal to amend the 1995 Stock Incentive Plan to (i) increase the number of shares of our common stock reserved for issuance under the plan from 8,000,000 to 9,000,000; (ii) change the stock-based compensation for non-employee members of our board of directors; and (iii) permit awards granted thereunder to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code.

FOR PROPOSAL 2 ☐	AGAINST PROPOSAL 2 ☐	ABSTAIN ON PROPOSAL 2 ☐

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE

APPROVAL OF PROPOSAL 2

3.               To transact such other business as may properly come before the meeting or at any and all postponements or adjournments of the meeting.

THIS PROXY IS SOLICITED BY THE COMPANY.  IF NO SPECIFIC DIRECTION IS GIVEN AS TO ANY OF
THE ABOVE ITEMS, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES NAMED IN
PROPOSAL 1 AND FOR PROPOSAL 2.

Signature(s)	Dated	, 2006

NOTE:    Please sign as name appears hereon.  Joint owners should each sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

I do (    ) do not (    ) plan to attend the meeting.  (Please check)

The shareholder signed above reserves the right to revoke this Proxy at any time prior to its exercise by written notice delivered to the Company’s Secretary at the Company’s corporate offices at 5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124, prior to the Annual Meeting. The power of the Proxy holders shall also be suspended if the shareholder signed above appears at the Annual Meeting and elects in writing to vote in person.

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/fei Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	O R	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	O R	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement

on the Internet at:  http://www.feicompany.com

You can now access your FEI Company account online.

Access your FEI Company shareholder account online via Investor ServiceDirectSM (ISD)

Mellon Investor Services LLC, Transfer Agent for FEI Company, now makes it easy and convenient to get current information on your shareholder account.

• View account status

•  View payment history for dividends

• View certificate history

•  Make address changes

• View book-entry information

•  Obtain a duplicate 1099 tax form

•  Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC